EXHIBIT 10.6

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of April 15, 2024 (the “Signing Date”), and is among Deep Roots Harvest, Inc., a Nevada corporation (“Deep Roots”), Deep Roots Aria Acqco, Inc., a Nevada corporation (“Acquisition Entity”), Deep Roots Properties, LLC, a Nevada limited liability company (“DRP”), Deep Roots Operating, Inc., a Nevada corporation (“DRO,” and, collectively with Deep Roots, Acquisition Entity and DRP, each a “Borrower”, and collectively, jointly and severally, “Borrowers”), Deep Roots Holdings, Inc., a Nevada corporation (“Parent”), each Person party hereto as an additional Guarantor (as defined below) from time to time, the creditors which are now or which hereafter become a party hereto (collectively, “Lenders” and each, a “Lender”), and CHICAGO ATLANTIC ADMIN, LLC (“Chicago Atlantic”), as Administrative Agent.

RECITALS

WHEREAS, Borrowers have asked Lenders to extend a term loan facility to Borrowers; and WHEREAS, subject to and upon the terms and conditions herein set forth, each Lender is willing to provide such financing to Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  DEFINED TERMS

When used in this Agreement, including any Schedule or Exhibit, the following terms shall have the following meanings:

“Acquisition Entity” shall have the meaning set forth in the Preamble.

“Administrative Agent” means Chicago Atlantic, in its capacity as administrative agent appointed under Section 10.1, or any successor administrative agent engaged in accordance with the terms of Section 10.9.

“Affiliate” means, with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or

(b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person means the power, direct or indirect, to (x) vote 50.00% or more of the Equity Interests or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person or (y) direct or cause the direction of the management and policies of such Person, in each case whether through the ownership of any Equity Interest, by contract or otherwise. Neither Administrative Agent nor any Lender shall be an Affiliate of any Obligor for purposes of this Agreement or any other Loan Document.

“Aggregate Commitment” means $20,000,000, as such amount may be increased from time to time pursuant to Section 2.1.

“Agreement” means this Loan and Security Agreement, together with all Schedules and Exhibits and the Information Certificate, in each case whether now or hereafter annexed thereto.

“Allocable Amount” shall have the meaning set forth in Section 2.11(d).

“Amortization Amount” means an amount equal to 0.83333% (i.e., 5/6ths of 1.0%, expressed as a decimal) of the aggregate principal amount of all Loans made by Lenders.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction or Governmental Authority applicable to any Obligor, or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fiscal Period” means, in the case of the Fixed Charge Coverage Ratio, a period of six

(6) consecutive, trailing fiscal months ending at the end of each prescribed fiscal month and (ii) in the case of the Leverage Ratio, a period of twelve (12) consecutive, trailing fiscal months ending at the end of each prescribed fiscal month.

“Asset Disposition” means any sale, assignment, lease, exchange, conveyance, transfer or other disposition by any Person (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Equity Interests of Subsidiaries).

“Authorized Officer” means, as to any Person, any executive officer or Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement and the other Loan Documents.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.).

“Board” means any Obligor’s governing body, as set forth in such Person’s Organic Documents. “Books” means all books and records relating to any Person’s existence, governance, financial condition or operations, or any of the Collateral, regardless of the medium in which any such information may be recorded.

“Borrower” and “Borrowers” shall have the meanings set forth in the Preamble.

“Borrowing Request” means a notice of borrowing, in the form attached hereto as Exhibit A, to be submitted to Administrative Agent by each Borrower pursuant to this Agreement and executed by an Authorized Officer of each Borrower.

“Business Day” means any day of the week, excluding Saturdays, Sundays and any day on which banks in Illinois are authorized or required to be closed.

“Cannabis Business” means (a) the business of acquiring, cultivating, manufacturing, extracting, testing, producing, processing, owning, possessing, selling (at retail or wholesale), dispensing, donating, distributing, transporting, packaging, labeling, marketing or disposing of cannabis or its related substances or products containing or relating to the same, and all ancillary activities related to the foregoing, including leasing the Real Property on which any such activity is conducted and (b) the business of owning, managing or supporting the business described in clause (a) above, and all ancillary or complimentary activities related to the foregoing, including owning the Real Property on which any such activity is conducted.

“Cannabis Licenses” means each Permit required to be held by any Borrower or Secured Obligor, or any Subsidiary of any Borrower or Secured Obligor, or that any Borrower or Secured Obligor or any Subsidiary of any Borrower or Secured Obligor must have rights to use in order to conduct its Cannabis Business, if any, in compliance with applicable laws, including the Permits listed on Schedule 22 of the Information Certificate.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by Borrowers and their respective Subsidiaries during such period, as determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person.

“Change in Law” means any adverse change after the Signing Date in applicable law, including US Federal Cannabis Law or US State Cannabis Law, or the application or interpretation thereof by the

Cannabis Compliance Board, Local Cannabis Laws, or any Governmental Authority, (a) that would make it unlawful for Administrative Agent or any Lender to (i) continue to be a party to any Loan Document, (ii) perform any of its obligations hereunder or under any other Loan Document or (iii) to fund or maintain the Loans, (b) pursuant to which any Governmental Authority has enjoined Administrative Agent or any Lender from (i) continuing to be a party to any Loan Document, (ii) performing any of its obligations hereunder or under any other Loan Document or (iii) funding or maintaining the Loans, (c) other than any filings, notices, consents or other authorizations required pursuant to Local Cannabis Laws in connection with the consummation of the transactions contemplated hereby or the exercise of any remedies hereunder by Administrative Agent or any Lender, pursuant to which any Governmental Authority requires, due to Administrative Agent or any Lender being a party to any Loan Document, (i) confidential information from or disclosure of confidential information about Administrative Agent, any Lender, any Affiliate thereof or any investor therein or (ii) Administrative Agent or any Lender to obtain any Permit, in each case, to (A) continue to be a party to any Loan Document, (B) perform any of its obligations hereunder or under any other Loan Document, (C) fund or maintain the Loans, or (d) that would result in the activities conducted by any Obligor being Restricted Cannabis Activities.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) a transfer or other conveyance of any equity interest in the Borrowers requiring the prior approval of the applicable Licensing Division, without having obtained such prior approval, in accordance with Local Cannabis Laws, (b) the Control Group ceasing to directly own and control, directly or indirectly, at least a majority of the Equity Interests of Parent; (b) Parent ceasing, directly or indirectly, to own and control 100% of the Equity Interests of each Borrower; (c) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of Equity Interests of Parent empowering such “person” or “group” to elect a majority of the members of the Board of Parent, who did not have such power before such transaction; (d) the sale, transfer or other disposition of all or substantially all assets of any Borrower or of a material business line of any Borrower; or (e) any Secured Obligor ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries or failing to have the power to direct or cause the direction of the management and policies of each such Subsidiary.

“Change of Management” means Keith Capurro ceases to be Chairman of the Board, President or Chief Executive Officer of Parent.

“Chicago Atlantic” shall have the meaning set forth in the Preamble.

“Collateral” means (a) the Secured Obligor Collateral, (b) all property described in any of the other Loan Documents as security for the payment or performance of any of the Obligations and (c) all other property and interests in property that now or hereafter secure the payment or performance of any of the Obligations.

“Collateral Assignee” shall have the meaning set forth in Section 11.6(b).

“Collateral Assignment of Source Acquisition Documents” means that certain Collateral Assignment of Source Acquisition Documents dated on or prior to the Initial Funding Date among the applicable Secured Obligors, the other parties party thereto and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Compliance Certificate” means a Compliance Certificate, in the form attached hereto as Exhibit B, to be submitted to Administrative Agent by Borrowers pursuant to this Agreement and executed by a Financial Officer.

“Contributing Parties” shall have the meaning set forth in Section 2.11(d).

“Control Group” means collectively each of GEP Ventures, LLC, a Nevada limited liability company, RP Holdings, LLC, a Nevada limited liability company and KCRB, LLC, a Nevada limited liability company.

“Controlled Account” means any Deposit Account, Securities Account or Commodity Account, as applicable, within the meaning of Articles 8 and 9 of the UCC, as applicable, subject to a Controlled Account Agreement.

“Controlled Account Agreement” means a tri-party deposit account, securities account or commodity account control agreement by and among the applicable Secured Obligor, Administrative Agent and the applicable depository bank, securities intermediary or commodity intermediary, each in form and substance satisfactory to Administrative Agent, and in any event providing to Administrative Agent “control” of a Deposit Account, Securities Account or Commodity Account, as applicable, within the meaning of Articles 8 and 9 of the UCC, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions in effect from time to time.

“Deep Roots” shall have the meaning set forth in the Preamble.

“Default” means an event, act or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” means, with respect to any Obligations and during any time that an Event of Default exists, a rate equal to the Interest Rate plus 3.00% per annum.

“Defaulting Lender” means any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loan Commitment, (ii) pay over to Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Parent or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to Administrative Agent, (d) has become the subject of an Insolvency Proceeding, or (e) has become an “Ineligible Lender” as a consequence of clause (a) of the definition thereof.

“Disbursement Letter” means that certain Disbursement Letter dated as of the Initial Funding Date from Borrowers to Administrative Agent.

“Distribution” means, in respect of any Person, (a) any payment, distribution, dividend or transfer of cash or other assets by such Person constituting a dividend, return of capital, and other payment in respect of the Equity Interests of such Person (except distributions in such Equity Interests) and (b) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of such Person or an Affiliate of such Person.

“Dollars” and the sign “$” each mean the lawful money of the United States. “DRO” shall have the meaning set forth in the Preamble.

“DRP” shall have the meaning set forth in the Preamble.

“EBITDA” means the net income or loss of Borrowers and their respective Subsidiaries before interest, income taxes or provision therefor, depreciation and amortization expense, less

(a)(i) gains or losses arising from the sale of capital assets, (ii) gains arising from the write-up of assets, and (iii) any extraordinary gains (in each case, without duplication and to the extent included in determining net income); plus
(b)(i) transaction fees and other expenses incurred in connection with the consummation of the transactions contemplated by the Loan Documents and Source Acquisition Documents, and (ii) non-recurring expenses disclosed to the Administrative Agent in writing (in such detail as the Administrative Agent shall reasonably request) in an aggregate amount not to exceed 7.0% of EBITDA for the applicable period.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of the date hereof by the Secured Obligors party thereto to and for the benefit of Administrative Agent.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances or consent decrees relating to health, safety, hazardous substances, pollution or environmental matters, as now or at any time hereafter in effect, applicable to any Secured Obligor’s business or facilities owned or operated by any Borrower, including laws relating to emissions, discharges, Releases or threatened Releases of pollutants, contamination, chemicals, hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including for damages, costs of environmental remediation or monitoring, fines, penalties, consultants’ or attorneys’ fees and indemnities), directly or indirectly resulting from or based upon (a) non-compliance with any Environmental Law or any Governmental Authority approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, partnership, limited partnership or membership interests, joint venture interests, units, limited liability company interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Event of Default” means any event or condition described in Section 8.1.

“Excess Cash Flow” means, with respect to Borrowers and their respective Subsidiaries for any period of determination, an amount (if positive) equal to the difference of, without duplication,

(a)	EBITDA for such period; less
(b)	the sum, without duplication, of:
(i)	cash Tax expense actually paid during such period,
(ii)	Distributions, loans or other payments to Parent for Parent Company Expenses,
(iii)cash interest expenses and payments of principal actually paid during such period, including any payments pursuant to Section 2.3,
(iv)an amount equal to the aggregate amount of all voluntary prepayments of the Loans during such period, to the extent such payments are permitted hereunder,
(v)capital expenditures actually paid in cash during such period to the extent permitted hereunder,
(vi)	payments made during such period related to Permitted Investments; and
(vii)amounts taken into account in calculating EBITDA that did not represent cash actually received.

“Excess Cash Flow Percentage” means 25%.

“Extraordinary Receipts” means the aggregate amount of cash actually received by any Secured Obligor not in the Ordinary Course of Business (and not consisting of proceeds described in Section 2.4(b)(i)(A), 2.4(b)(i)(B) or 2.4(b)(i)(C)), including (a) proceeds of insurance, and (b) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, net of (a) reasonable and customary transaction fees, costs and expenses properly attributable to such transaction and payable by any Borrower to a non-Affiliate in connection with such transaction, casualty loss or other loss of assets or the incurrence of any Indebtedness, including, without limitation, any sales commissions and underwriting discounts, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (b) Taxes paid or payable (in the good faith determination of such Borrower) as a result thereof, and (c) the amount of any reasonable reserves established in good faith by such Borrower against any adjustment to the sale price or any liabilities, provided, that, if a Borrower shall deliver a certificate of a Authorized Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth Borrower’s intention to use any portion of such proceeds (which certificate shall be in such detail and shall append such supporting documentation, as shall be reasonably acceptable to the Administrative Agent) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Secured Obligors or to make Permitted Investments, in each case within 18 months of such receipt, such portion of such proceeds received shall not constitute Extraordinary Receipts if such use of such proceeds shall be acceptable to the Administrative Agent, in its reasonable discretion, except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used after such 18-month period, then upon the termination of such contract after such 18-month period, any remaining portion not so used by such time shall constitute Extraordinary Receipts as of the date of such termination without giving effect to this proviso); provided, further that a Borrower may elect to deem reinvestments (or contractual commitments for reinvestments) that occur prior to receipt of any such proceeds, and which have been approved by the Administrative Agent in its reasonable discretion, to have been reinvested in accordance with the requirements of the immediately preceding proviso so long as such reinvestments shall have been made no earlier than the date of execution of the definitive agreement with respect to such transaction or the occurrence of the relevant event giving rise to such proceeds; provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Extraordinary Receipts in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $2,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Extraordinary Receipts); provided, further, that, in the case of a Casualty Event or condemnation with respect to property that is subject to a lease, such cash proceeds shall not constitute Extraordinary Receipts to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such property, or the preservation or stabilization of such property (in accordance with the provisions of the applicable lease).

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) for each day during such period equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Covenants” means, collectively, the covenants set forth in Section 6.7.

“Financial Officer” means any of the chief financial officer, vice president of finance, principal accounting officer, treasurer, controller or other senior financial officer of a Borrower or Parent.

“Fiscal Year” means the fiscal year of Borrowers and their respective Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, as of the date of determination:

(a)	the difference of
(i)	EBITDA for the Applicable Fiscal Period, less
(ii)the sum for the Applicable Fiscal Period of (A) all unfinanced Capital Expenditures made by Borrowers and their respective Subsidiaries plus (B) all cash Taxes paid by, or due from, Borrowers and their respective Subsidiaries (without benefit of any refund) plus (C) cash Distributions in respect of Parent Company Expenses (regardless of whether such Parent Company Expenses would have reduced net income for the Borrowers for the Applicable Fiscal Period if they had been paid directly by the Borrowers), divided by
(b)	the sum of

(i) excluding all items in clause (a)(ii)(C) above, all cash Distributions paid or to be paid, and other Distributions made or to be made, by Borrowers during the Applicable Fiscal Period (including, without limitation (or duplication), all Restricted Payments made in accordance with Section 7.6(b)) plus

(ii)the aggregate principal amount of the Indebtedness of Borrowers and their respective Subsidiaries paid or scheduled to be paid pursuant to the amortization schedule of such Indebtedness during the Applicable Fiscal Period plus
(iii)the aggregate of amount of the interest expense of Borrowers and their respective Subsidiaries paid or to be paid in cash during the Applicable Fiscal Period, all determined in accordance with GAAP consistently applied.

“GAAP” means, subject to Section 11.1 with respect to Secured Obligors and their respective Subsidiaries, generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any central bank stock exchange regulatory body arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means Parent and any other Person who may guarantee, pursuant to a written agreement, payment or collection of any of the Obligations.

“Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations, including the guaranty set forth in Section 9.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents or any other similar substances, materials or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Henderson Property” means the property on which sits the DRH Henderson Dispensary, having a legal description of: That portion of the Northeast Quarter (NE ¼) of the Southwest Quarter (SW ¼) of Section 2, Township 22 South, Range 62 East, M.D.B.&M., described as follows: Parcel 2 as shown by map thereof in File 88 of Parcel Maps, Page 89 in the Office of the County Recorder of Clark County, Nevada, excepting that portion conveyed to the City of Henderson by Deed recorded October 7, 1999 in Book 991007 as Document No. 00825 in the Office of the County Recorder of Clark County, Nevada, and more commonly known as: 580 Parkson Road, Henderson, NV 89011, APN: 178-02-302-011.

“IFRS” means, subject to Section 11.1 with respect to Secured Obligors and their respective Subsidiaries, the International Financial Reporting Standards in effect from time to time.

“Indebtedness” means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (including, subject to the proviso following clause (m)(B) below, all earn-out obligations), excluding trade accounts and other payables arising in the Ordinary Course of Business not more than 60 days past due, (d) all obligations of such Person as lessee under any lease of property that in accordance with GAAP is required to be capitalized on the balance sheet of the lessee, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (f) all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Redeemable Preferred Securities, (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument,

(h) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (and in the event such Person has not assumed or become liable for the payment of such Indebtedness, only the lesser of the amount of such Indebtedness and the fair market value of such property shall constitute Indebtedness), (i) all Indebtedness of others guaranteed by such Person (the amount of any such guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith), (j) all obligations of such Person with respect to Hedging Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement, if any), (k) all obligations of such Person under any synthetic lease, tax retention operating lease, Sale and Leaseback Transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product, (l) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property and (m) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, provided, that Indebtedness shall not include (A) prepaid or deferred revenue arising in the Ordinary Course of Business, or (B) earn-out obligations until such obligations become, or should reasonably be anticipated to become, a liability on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is legally obligated with respect thereto, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Claims” means all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including attorneys’, accountants’, auctioneers’, consultants’ or paralegals’ fees and expenses), which may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement, including any of the foregoing in any way relating to or arising out of (a) the administration, performance or enforcement by Administrative Agent or any Lender of any of the Loan Documents or consummation of any of the transactions described therein, (b) the existence of, perfection of, a Lien upon or the sale or collection of or other realization upon any Collateral, (c) the breach of any representation or warranty under this Agreement or any other Loan Document or (d) the failure of any Obligor to observe, perform or discharge any of such Obligor’s covenants or duties under any of the Loan Documents to which such Obligor is a party, in each case including any cost or expense incurred by any Indemnitee in connection with any litigation, arbitration or other judicial or non-judicial proceeding, whether or not such Indemnitee is a party thereto.

“Indemnitees” means Administrative Agent, each Lender and each of their respective officers, directors, members, managers, partners, agents, advisors, attorneys and Affiliates.

“Ineligible Lender” shall mean any Person that (a) is, or has been, determined to be an Unsuitable Person, or (b) is bona fide business competitor of Obligors or their Subsidiaries or Affiliates (except for Persons whose primary business is lending and providing ancillary financial services and Persons who are competitors of Obligors or their Subsidiaries or Affiliates due to the lending activities, if any, of Obligors or their Subsidiaries or Affiliates).

“Information Certificate” means that certain Information Certificate dated the Signing Date and executed by Parent and each Borrower in favor of Administrative Agent and Lenders.

“Initial Funded Amount” shall have the meaning provided in Section 2.1(a)(i).

“Initial Funding Date” means date of the funding of the initial Loan advanced hereunder pursuant to Section 2.1(a)(i), which date shall be no earlier than the earliest date by which each of the conditions set forth in Section 4.1 hereof shall have been satisfied.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under any Debtor Relief Law.

“Interest Rate” means a per annum rate equal to the Prime Rate plus 6.5%.

“Investments” shall have the meaning set forth in Section 7.4(a).

“Knowledge,” or words of similar import, means, with respect to any Secured Obligor, the knowledge of Keith Capurro, Dennis Smith and Brian Pick, after reasonable inquiry and without imposing any personal liability.

“Lender” and “Lenders” shall have the meanings set forth in the Preamble.

“Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by a Borrower under the Loan Documents that are paid or advanced by Administrative Agent or any Lender; (b) Taxes levied on, or assessed, placed or made against any of the Collateral, any Notes or the Obligations; (c) filing, recording, publication and search fees paid or incurred by Administrative Agent or any Lender, including all recording fees and Taxes; and (d) the costs, fees (including attorneys’, paralegals’, auctioneers’, appraisers’ or consultants’ fees) and expenses incurred by Administrative Agent or any Lender

(i) to inspect, copy, audit or examine the Books of any Borrower, or inspect, count or appraise any Collateral or obtain any quality of earnings report, provided that, except upon and during the continuation of a Default or Event of Default, Administrative Agent and Lenders may incur such costs, fees and expenses no more than twice per calendar year, which costs, fees and expenses would constitute Lender Expenses, and any such costs, fees and expenses in excess of the foregoing shall not constitute Lender Expenses, to (ii) monitor compliance with this Agreement and the other Loan Documents, (iii) to correct any Default or Event of Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced,

(iv)in connection with any restructuring, repayment, refinancing or “workout” of the transactions contemplated by this Agreement or any other Loan Document, and of obtaining performance under this Agreement or any other Loan Document, (v) in gaining possession of, maintaining, handling, protecting, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (vi) in collecting any Accounts or recovering any of the Obligations, (vii) in structuring, drafting, reviewing, negotiating or preparing any of the Loan Documents or any amendment, modification or waiver of any of the Loan Documents or (viii) in defending the validity, priority or enforceability of Liens.

“Leverage Ratio” means, on any date of determination, the ratio of Indebtedness of Borrowers and their Subsidiaries as of the last day of the Applicable Fiscal Period to EBITDA for the Applicable Fiscal Period.

“Licensing Divisions” mean, collectively, Nevada’s Cannabis Compliance Board and each other Governmental Authority that issues Cannabis Licenses or regulates its licensing and operation.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Lien Waiver” means the waiver or subordination of Liens satisfactory to Administrative Agent from a lessor, mortgagee, warehouse operator, bailee, processor or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located or leased by such party to a Borrower or its Subsidiaries, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Administrative Agent and shall assure Administrative Agent’s access to any Collateral for the purpose of allowing Administrative Agent to enforce its rights and Liens with respect thereto.

“Loan Account” shall have the meaning set forth in Section 2.8(c).

“Loan Commitment” means, as to any Lender, the loan commitment amount set forth opposite such Lender’s name on Schedule 1 on the Signing Date, as such amount may be adjusted from time to time pursuant to Section 2.1 or by assignment by any Lender pursuant to Section 11.6.

“Loan Commitment Ratio” means, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Loan Commitment of such Lender, divided by (b) the Loan Commitments of all of Lenders; provided, however, that, notwithstanding anything to the contrary in this Agreement, Lenders are permitted to fund the Loans in the amounts agreed to by such Lenders.

“Loan Commitment Termination Date” means the earliest to occur of the following: (i) if the Initial Funding Date has not occurred prior to January 15, 2025, January 15, 2025, (ii) if the Initial Funding Date has occurred prior to January 15, 2025, the earlier of (A) the date on which the Lenders shall have advanced an aggregate $20,000,000 in principal amount of Loans under Sections 2.1(a)(i) and 2.1(a)(ii) and (B) December 15, 2025 and (iii) the date on which the Loan Commitments are terminated under Section 8.2.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty, the Information Certificate, the Disbursement Letter, the Pledge Agreement, the Collateral Assignment of Source Acquisition Documents, each Controlled Account Agreement, each Mortgage, each Lien Waiver, each collateral assignment of lease, each subordination or intercreditor agreement to which Administrative Agent is a party and all other documents, instruments, certificates and agreements executed or delivered in connection with or contemplated by this Agreement or any of the Obligations.

“Loans” means, collectively, the amounts advanced by Lenders to Borrowers pursuant to Section

2.1.

“Local Cannabis Laws” means all of the laws, rules, regulations and guidance issued by Licensing

Division and other Nevada Governmental Authorities pertaining to cannabis, as from time to time amended.

“Make-Whole Amount” means, with respect to any prepayment of the Loans (other than any mandatory prepayment hereunder, including, without limitation, any payment of Excess Cash Flow or other payments pursuant to Section 2.4(b)), or any repayment in connection with an acceleration of the Loans prior to the Maturity Date, if such prepayment or repayment occurs (a) on or prior to the end of the twenty- fourth (24th) month from the Initial Funding Date, an amount equal to the greater of (i) (A) the sum of all payments of interest on the aggregate amount of the Loans being prepaid or repaid that would be due on such prepaid or repaid amounts from the date of such prepayment or repayment through the end of the twenty-fourth (24th) month from the Initial Funding Date, and (B) fees in respect of the aggregate amount of the Loans being prepaid or repaid that would be due on such prepaid or repaid amounts from the date of such prepayment or repayment through the end of the twenty-fourth (24th) month from the Signing Date, and (ii) 2.0% of the aggregate amount of the Loans being prepaid or repaid, and (b) after the end of the twenty-fourth (24th) month from the Initial Funding Date, 2.0% of the aggregate amount of the Loans being prepaid or repaid.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties, prospects or condition (financial or otherwise) of any Borrower, (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents, (c) has any material adverse effect upon the title to or value of any material part of the Collateral, the Liens of Administrative Agent with respect to the Collateral or the priority of any such Liens,

(d) materially impairs the ability of any Borrower to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due, or (e) materially impairs or delays the ability of Administrative Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

“Maturity Date” means August 15, 2027.

“Mortgage” means each mortgage, deed of trust, or deed to secure debt, trust deed, assignment of leases and rents or other security document granted by any applicable Borrower to Administrative Agent, for the benefit of Secured Creditors, in respect of any Real Property owned or leased by such Borrower, in form and substance acceptable to Administrative Agent.

“Mortgaged Property” means any Real Property subject to a Mortgage. “Negotiable Collateral” shall have the meaning set forth in Section 3.1(g).

“Net Cash Proceeds” means, with respect to any Asset Disposition, casualty loss or other loss of assets by any Borrower or the incurrence by any Borrower of any Indebtedness (other than the Obligations and Permitted Indebtedness), the aggregate amount of cash actually received for such assets, or as a result of such Indebtedness, net of (a) reasonable and customary transaction fees, costs and expenses properly attributable to such transaction and payable by any Borrower to a non-Affiliate in connection with such Asset Disposition, casualty loss or other loss of assets or the incurrence of any Indebtedness, including, without limitation, any sales commissions and underwriting discounts, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (b) Taxes paid or payable (in the good faith determination of such Borrower) as a result thereof, and (c) the amount of any reasonable reserves established in good faith by such Borrower against any adjustment to the sale price or any liabilities, provided, that, if a Borrower shall deliver a certificate of a Authorized Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth Borrower’s intention to use any portion of such proceeds (which certificate shall be in such detail and shall append such supporting documentation, as shall be reasonably acceptable to the Administrative Agent) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Secured Obligors or to make Permitted Investments, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Cash Proceeds if such use of such proceeds shall be acceptable to the Administrative Agent, in its reasonable discretion, except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used after such 18-month period, then upon the termination of such contract after such 18- month period, any remaining portion not so used by such time shall constitute Net Cash Proceeds as of the date of such termination without giving effect to this proviso); provided, further that a Borrower may elect to deem reinvestments (or contractual commitments for reinvestments) that occur prior to receipt of any such proceeds, and which have been approved by the Administrative Agent in its reasonable discretion, to have been reinvested in accordance with the requirements of the immediately preceding proviso so long as such reinvestments shall have been made no earlier than the date of execution of the definitive agreement with respect to such Asset Disposition or the occurrence of the relevant event giving rise to such proceeds; provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Cash Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $2,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds); provided, further, that, in the case of a Casualty Event or condemnation with respect to property that is subject to a lease, such cash proceeds shall not constitute Net Cash Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such property, or the preservation or stabilization of such property (in accordance with the provisions of the applicable lease).

“Non-Defaulting Lender” means, at any time, any Lender holding a Loan Commitment which is not a Defaulting Lender.

“Note” means a promissory note (or amended and restated promissory note) substantially in the form of Exhibit C.

“Obligations” means (a) all indebtedness, liabilities, obligations, covenants and duties now or at any time or times hereafter owing by any Obligor to any Secured Creditor, of any kind and description, incurred pursuant to or evidenced by any of the Loan Documents and whether direct or indirect, absolute or contingent, due or to become due or joint or several, including the principal of and interest on the Loans, all other fees, all obligations of any Obligor in connection with any indemnification of any Secured Creditor, all obligations of any Obligor to reimburse any Secured Creditor in connection with any letters of credit or bankers acceptances and all Lender Expenses, and (b) all other fees, obligations and duties now or at any time or times hereafter owing by any Obligor to Administrative Agent or an Affiliate thereof.

“Obligor” means each Secured Obligor and each Unsecured Obligor. “Obligor’s Payment” shall have the meaning set forth in Section 2.11(d).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, investor rights agreement, right of first refusal agreement, co-sale agreement, voting trust or similar agreement or instrument governing the formation or operation of such Person.

“Pahrump Property” means the property having the legal description Parcel 1 of Parcel Map File No. 956525, located in a portion of Section 13, Township 20 South, Range 53 East, M.D.B&M., Nye County, Nevada, and commonly known as 801 S. Panorama Road, Pahrump, NV 89048, APN: 035-271- 54.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Company Expenses” means any costs or expenses of Parent or its Affiliates, incurred in connection with (a) salaries, payroll and other costs and expenses related to employees to the extent directly attributable to services rendered to or on behalf of the Borrowers, (b) fees, costs and expenses owing to or incurred in connection with consultants, independent contractors or other service providers that are not Affiliates of Parent to the extent directly attributable to services rendered to or on behalf of the Borrowers,

(c) the operation or other administration of the business and operations of Parent or its Affiliates to the extent directly attributable to services rendered to or on behalf of the Borrowers, (d) state and federal income tax liabilities of Parent or its Affiliates to the extent directly attributable to the income of the Borrowers, or

(e) Indebtedness incurred in connection with the purchase, redemption or other acquisition of Equity Interests of Parent from officers, directors and shareholders pursuant to the Organic Documents of Parent.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the last Business Day of each calendar month.

“Permits” means, with respect to any Person, any authorizations, consents, permits, approvals, authorizations, licenses, registrations, certificates, concessions, grants, variances, permissions and exemptions from, and all filings, contractual obligations and registrations with, and all reports to, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, which are required for (a) the execution, delivery and performance of the Loan Documents, (b) the transactions contemplated by the Loan Documents, (c) the conduct of the business of such Person and (d) the ownership of property, (or lease) of the real property of such Person.

“Permitted Asset Disposition” means (a) the sale or lease of Inventory of any Borrower in the Ordinary Course of Business, (b) dispositions of Inventory by a Secured Obligor not in the Ordinary Course of Business determined in the reasonable judgment of such Secured Obligor not to be saleable in the Ordinary Course of Business, (c) the use or consumption of physical assets in the Ordinary Course of Business, (d) the sale, lease or disposition of surplus, substantially worn, damaged, obsolete or, in the reasonable judgment of such Borrower, no longer useful or necessary, tangible or intangible property, including, without limitation, Equipment, (e) dispositions of defaulted receivables in the Ordinary Course of Business, (f) the dispositions contemplated by that certain Asset Purchase Agreement, dated August 18, 2023, by and between Deep Roots and Silver State Relief, LLC, related to the sale of Deep Roots’ dispensary located at 12240 Old Virginia Road, Reno Nevada, (g) dispositions not otherwise permitted hereunder which are made for fair market value so long as Borrowers make any mandatory prepayment in the amount of the Net Cash Proceeds of such disposition if and to the extent required by Section 2.4(b), and

(h) the grant of any non-exclusive right to use, license or sub-license of any intellectual property of Borrower.

“Permitted Indebtedness” means (a) the Obligations, (b) Indebtedness disclosed on the Information Certificate, as such Indebtedness is repaid pursuant to the terms of the documents evidencing such Indebtedness as in place on the Signing Date, and any Permitted Refinancing thereof, (c) capital leases and purchase money Indebtedness incurred by any Secured Obligor in an aggregate amount not to exceed at any time outstanding $3,000,000, provided that the principal amount of such Indebtedness does not exceed 100% of the cost of such acquired property, (d) obligations (contingent or otherwise) arising from Hedging Agreements, (e) to the extent constituting Indebtedness, obligations representing deferred or incentive compensation, workers compensation and employee benefits to employees of any Obligor or their Affiliates, (f) other unsecured Indebtedness owing by any Secured Obligor to Persons that are not Affiliates of Obligors not exceeding $3,000,000 in the aggregate at any time outstanding, (g) Indebtedness incurred in connection with the entry into any contract or other agreement involving minimum purchases, take-or- pay or similar concepts, and (h) Indebtedness incurred by DRP in connection with the acquisition of Real Property (other than the Henderson Property or the Pahrump Property) by DRP after the Initial Funding Date in accordance with Section 6.14 on terms and conditions (including loan to value) acceptable to the Administrative Agent.

“Permitted Investments” means (a) Investments consisting of loans, extensions of credit or capital contributions by any Secured Obligor to any other Secured Obligor, (b) Investments received as the non- cash portion of consideration received in connection with a Permitted Asset Disposition provided that, in the event that such non-cash portion of consideration exceeds the lesser of (i) 15% of the aggregate consideration received or receivable in connection with such Permitted Asset Disposition and (ii) $500,000, the amount of such non-cash consideration is acceptable to the Administrative Agent in its reasonable discretion, (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable in favor of Borrowers arising from the grant of trade credit by Borrowers in the Ordinary Course of Business, and Investments received or acquired in connection with the settlement, satisfaction or partial satisfaction of delinquent accounts in the Ordinary Course of Business from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers, (d) Investments disclosed on the Information Certificate, (e) Investments in any Hedging Agreement, (f) prepayment of or entry into purchase agreements for the future purchase of, natural gas, water, electricity or other utility services in the Ordinary Course of Business, and any other prepayments of expenses in Ordinary Course of Business, (g) Investments in life insurance policies insuring directors, officers or stockholders of any Secured Obligor, (h) other Investments not otherwise specifically described herein in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding, (i) Investments contemplated by the Source Acquisition, the integration of the businesses of Borrowers and Sellers, or to improve the efficiency of the business or operations of Borrowers after the closing of the Source Acquisition, (j) Investments in Real Property in accordance with Section 6.14, (k) Investments made in connection with the construction, development, or improvement of Real Property owned, leased or operated by a Borrower for use in the business and operations of Borrowers, (l) Investments made in connection with obtaining, maintaining or activating any Cannabis Licenses of Borrowers, or (l) Investments made by a Borrower but with the consideration therefor being funded by Parent.

“Permitted Lien” means any of the following: (a) Liens granted in favor of Administrative Agent;

(b) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (c) Liens (other than Liens for Taxes) arising in the Ordinary Course of Business, but only if and for so long as payment in respect of such Liens is not at the time required or the Indebtedness secured by any such Liens is being Properly Contested and such Liens do not materially impair the use of the property encumbered thereby; (d) normal and customary banker’s liens, rights of setoff and similar Liens upon deposit accounts or securities accounts in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC, on payment items in the course of collections, and normal and customary Liens in favor of banks and other institutions in connection with Hedging Agreements; (e) Liens disclosed on the Information Certificate and securing Indebtedness described in subsection (b) of the definition of “Permitted Indebtedness;” (f) Liens incurred in connection with Indebtedness described in subsection (c) of the definition of “Permitted Indebtedness,” provided that (i) any such Lien attaches to such property concurrently with or within 30 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property; (g) Liens (excluding any Lien imposed pursuant to the provisions of ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (h) Liens (other than for payment of Taxes) arising out of judgments, attachments or awards not resulting in an Event of Default, and statutory Liens for the payment of attorneys’ fees and costs in connection with litigation recoveries (including any commercial tort claim); (i) exceptions to title set forth in the Title Policy, and any easements, covenants, conditions, rights of way, building code laws, zoning and other similar restrictions, defects or other encumbrances to title or survey matters that would be disclosed by a current survey, and other similar encumbrances arising in the Ordinary Course of Business which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the Ordinary Course of Business of any Borrower; (j) Liens evidenced by precautionary uniform commercial code financing statements with respect to any true lease; (k) non exclusive licenses and sublicenses, and leases or subleases, granted to third parties in the Ordinary Course of Business; (l) Liens (that do not secure Indebtedness) in favor of a Governmental Authority as contemplated by the rules or regulations issued by the Governmental Authority and with which a Secured Obligor is required to comply in order to remain licensed to conduct its business, and (m) Liens consisting of mortgages or similar real property Liens on Real Property securing Permitted Indebtedness incurred in connection with the acquisition of such Real Property, but solely to the extent acquired in accordance with Section 6.14.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e)

the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended, and (f) is otherwise on terms no less favorable to Borrowers, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and any employee benefit plan within the meaning of Section 3(3) of ERISA that is either (a) maintained by any Borrower for employees or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Borrower is then making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Initial Funding Date, between Administrative Agent and Parent with respect to the Equity Interests held by Parent in each of DRO and DRP.

“Prime Rate” means, for any day, a floating rate equal to the rate publicly quoted in The Wall Street Journal’s “Bonds, Rates & Yields” table as the “prime rate” on such day; provided, however, that in no event shall the Prime Rate be less than the rate per annum on the Initial Funding Date. Any change in such prime rate publicly quoted in The Wall Street Journal’s “Bonds, Rates & Yields” table shall take effect at the opening of business on the day specified in the public announcement of such change.

“Properly Contested” means, in the case of any Indebtedness or Taxes of a Person or any Subsidiary thereof that are not paid as and when due or payable by reason of such Person’s or such Subsidiary’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Indebtedness or Taxes are being properly contested in good faith by appropriate proceedings or other acts or actions promptly instituted and diligently conducted and (b) such Person or Subsidiary has established appropriate reserves as shall be required in accordance with GAAP or IFRS, as applicable to such Person or Subsidiary.

“Real Property” means, with respect to any Person, all right, title and interest of such Person (including any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Redeemable Preferred Securities” of any Person means any preferred stock or similar Equity Interests (including limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the date that is 180 days after the Maturity Date either (a) matures or is mandatorily redeemable (by sinking fund or similar payments or otherwise), (b) redeemable at the option of the holder thereof, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Redeemable Preferred Securities; provided that Equity Interests shall not constitute Redeemable Preferred Securities solely because they may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of an employee’s, independent contractor’s or consultant’s, termination, death or disability.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Lender” means a substitute Lender reasonably acceptable to Administrative Agent and which is not an Ineligible Lender.

“Required Lenders” means (a) at any time when there is more than one Lender, at least two Lenders having Total Credit Exposures representing greater than 50.00% of the sum of the Total Credit Exposures of all Lenders, or (b) at any time when there is only one Lender, such Lender; provided that each Defaulting Lender shall be excluded from the calculation of Required Lenders unless such Lender was a Lender on the Signing Date or is an Affiliate of any such Lender.

“Rescindable Amount” shall have the meaning set forth in Section 2.3(g).

“Restricted Cannabis Activities” means, in connection with the cultivation, distribution, sale and possession of cannabis and related products: (a) any activity that is not permitted under applicable US State Cannabis Laws; (b) notwithstanding compliance with applicable US State Cannabis Laws, any activity which a Governmental Authority asserts is unlawful under US Federal Cannabis Law and as a consequence thereof a Secured Obligor is enjoined from conducting its business in the Ordinary Course of Business; (c) distribution and sale of cannabis and related products to minors; (c) payments to criminal enterprises, gangs, cartels and Persons subject to Sanctions; (d) non-compliance with anti-terrorism laws and other applicable law relating to money-laundering; (e) diversion of cannabis and related products from states where it is legal under US State Cannabis Law to any other states; (f) use of activities permitted under US State Cannabis Law as a cover or pretext for the trafficking of other controlled substances or illegal drugs or other illegal activity; (g) the commission, or making threats, of violence and the use of firearms; (h) growing cannabis and related products on public lands; and (i) directly or indirectly, aiding, abetting or otherwise participating in a common enterprise with any Person or Persons in such activities.

“Restricted Payment” means (a) Distributions; (b) loans by a Borrower to any of holder of its Equity Interests; and (c) any payment of management, consulting or similar fees payable by any Borrower or any Subsidiary of a Borrower to any Affiliate, provided that the following shall not constitute a Restricted Payment: (i) Distributions, loans or other payments to Parent for Parent Company Expenses, (ii) Distributions, loans or other payments to Parent for fees and expenses incurred in connection with the Source Acquisition, or (iii) Distributions, loans or other payments to Parent with respect to state and federal income tax liabilities of Parent or its Affiliates.

“Sale and Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Borrower or any of its Subsidiaries.

“Sales Tracking Software” means any “seed-to-sale” tracking, point-of-sale, or other inventory or sales reporting software used by any Borrower.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the

U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Creditors” means, collectively, (a) each Lender, (b) Administrative Agent, (c) each beneficiary of each indemnification obligation undertaken by any Obligor under the Loan Documents, (d) any successors, endorsees, transferees and assigns of each of the foregoing to the extent any such transfer or assign is permitted by the terms of this Agreement and (e) any other holder of any Obligation.

“Secured Obligor” means each Borrower, each Guarantor (other than Parent) and each other Person that is at any time liable for the payment of the whole or any part of the Obligations and that has granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations; provided that notwithstanding its execution and delivery of the Pledge Agreement, unless and until the Parent shall grant a lien on or security interest in its assets (other than the collateral under the Pledge Agreement) to secure the Obligations, the Parent shall not be a Secured Obligor.

“Secured Obligor Collateral” shall have the meaning set forth in Section 3.1.

“Sellers” means, collectively, GGB Nevada Pahrump LLC, a Nevada limited liability company, GGB Holdco Inc., a Delaware corporation, GGB Green Holdings LLC, a Delaware limited liability company, GGB Nevada LLC, a Nevada limited liability company, GGB Nevada Land LLC, a Nevada limited liability company, Wellness Orchards of Nevada LLC, a Nevada limited liability company, Nevada Organic Remedies LLC, a Nevada limited liability company, Sahara Merchants LLC, a Nevada limited liability company, NOR Oquendo Road LLC, a Nevada limited liability company, Henderson Organic Remedies LLC, a Nevada limited liability company, Rock Canyon Consulting LLC, a Nevada limited liability company, Arts District Retail LLC, a Nevada limited liability company, and The Source Holding LLC, a Nevada limited liability company, and “Seller” means each of the foregoing individually (as the context requires).

“Signing Date” shall have the meaning set forth in the Preamble.

“Solvent” means, as to any Person, such Person (a) is able to pay all of its debts as such debts mature, (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (c) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and (d) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

“Source Acquisition” means the acquisition by Acquisition Entity and DRP of substantially all of the Nevada operating assets of Sellers, pursuant to the Source Acquisition Documents, the terms of which shall be in form and substance reasonably satisfactory to Administrative Agent.

“Source Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of the Signing Date, by and among the Sellers and Acquisition Entity and DRP, in form and substance reasonably satisfactory to Administrative Agent.

“Source Acquisition Documents” means, collectively, the Source Acquisition Agreement and the other agreements, documents and instruments executed in connection with the Source Acquisition Agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Subsequent Funding Date” means the date of funding of Loans, if any, that occurs after the Initial Funding Date, subject to Borrowers satisfying the conditions set forth in Sections 2.1(b), 2.1(c) and 4.2 (as applicable).

“Subsidiary” means, of any Person, a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Administrative Agent or any Lender, taxes imposed on or measured by the net income or overall gross receipts of Administrative Agent or such Lender.

“Title Policy” means each ALTA Policy for Title Insurance issued by a title company acceptable to Administrative Agent with respect to a parcel of Real Property encumbered by a Mortgage, in form and substance acceptable to Administrative Agent.

“Total Credit Exposure” means, as to any Lender at any time, the unused Loan Commitment of such Lender at such time and the outstanding Loans of such Lender at such time.

“Transactions” means (a) the execution, delivery and performance by each Obligor of each Loan Document to which it is a party, (b) the making of the Loans and (c) the use of the proceeds of the Loans.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UFCA” shall have the meaning set forth in Section 2.11(c). “UFTA” shall have the meaning set forth in Section 2.11(c). “United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means the result of (a) unrestricted cash of Borrowers on deposit in a Deposit Account, minus (b) all un-processed outstanding checks written by Borrowers.

“Unsecured Obligor” means (i) Parent (notwithstanding that Parent is pledging the Equity Interests it owns in DRO and DRP), unless and until Parent grants a lien on or security interest in its assets (other than the collateral under the Pledge Agreement) and (ii) each Person that is at any time liable for the payment of the whole or any part of the Obligations that has not granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

“Unsuitable Person” means any Person (a) who is, or has been, denied an agent card or positive finding of suitability by any Licensing Division or Governmental Authority pursuant to any US State Cannabis Laws, including, without limitation, Local Cannabis Laws, (b) who is, or has been, disqualified from eligibility for a Permit issued under any US State Cannabis Laws, including, without limitation, Local Cannabis Laws, (c) who is determined to be unsuitable to own or control any Equity Interests or to be connected or affiliated with a Person engaged in unlawful cannabis activities in any jurisdiction by any Governmental Authority pursuant to any US State Cannabis Laws, including, without limitation, Local Cannabis Laws, or (d) whose participation in the transactions contemplated hereby could reasonably result in, preclude or materially delay, impede or impair the ability of Secured Obligors, or any Subsidiary or Affiliate of any Secured Obligor, to obtain or maintain any Permit issued pursuant to US State Cannabis

Laws, including, without limitation, a Licensing Division or Local Cannabis Laws, or to result in any disciplinary action on any such Permit.

“US Federal Cannabis Law” means any federal laws of the United States treating cannabis and related products as illegal or as controlled substances.

“US State Cannabis Law” means any Local Cannabis Law and any law enacted by any other state of the United States which legalizes cannabis and related products in some form and which implements strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis and related products.

All other capitalized terms contained in this Agreement and not otherwise defined shall have, when the context so indicates, the meanings provided for by the UCC. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account Debtor; Chattel Paper; Commercial Tort Claim; Commodity Account; Deposit Account; Document; Electronic Chattel Paper; Equipment; Fixtures; Goods; Instrument; Inventory; Investment Property; Letter-of-Credit Right; Payment Intangible; Security; Securities Account; Software; and Supporting Obligations.

SECTION 2.  LOANS AND TERMS OF REPAYMENT

2.1	The Loans.
(a)Subject to and upon the terms and conditions set forth herein, each Lender shall, severally in accordance with its Loan Commitment Ratio and not jointly with any other Lender, make a Loan to Borrowers, which Loans (x) when aggregated with each other Loan made hereunder, shall be in an amount not to exceed the Aggregate Commitment and (y) for each Lender, when aggregated with each other Loan made by such Lender hereunder, shall be in an amount not to exceed, for each Lender, such Lender’s Loan Commitment, as follows:
(i)	on the Initial Funding Date, Loans in the aggregate amount of $20,000,000 (the “Initial Funded Amount”); and

(ii) on or before December 15, 2025, on at least twenty (20) days’ prior written request from the Borrowers to the Administrative Agent (such notice to be in form and substance acceptable to the Administrative Agent), on each Subsequent Funding Date, Loans in the aggregate amount equal to the difference of $20,000,000 minus the Initial Funded Amount, so long as (i) after giving effect to the incurrence of such Loans, Borrowers are in pro forma compliance with the Financial Covenants, (ii) no Event of Default exists at the time of such incurrence or would result therefrom and (iii) each such Loan is in the principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

For the avoidance of doubt, no Lender shall be obligated to make any Loan on or after the Loan Commitment Termination Date.

(b)upon the request of Borrowers made from and after the earlier of (A) the funding of an aggregate of $20,000,000 in Loans pursuant to Section 2.1(a) above and (B) December 15, 2025 and as approved by Administrative Agent and Lenders in their sole and absolute discretion, one or more Lenders may, in its sole and absolute discretion, make one or more Loans to Borrowers from time to time on a Subsequent Funding Date in the aggregate amount for all such Loans made pursuant to this Section 2.1(b) of up to the sum of $10,000,000 plus the Unused Aggregate Commitment, so long as (i) after giving effect to the incurrence of such Loans, Borrowers are in pro forma compliance with the Financial Covenants, and
(ii)no Event of Default exists at the time of such incurrence or would result therefrom. Borrowers acknowledge and agree that any Loans disbursed pursuant to this Section 2.1(b) shall be made in the sole and absolute discretion of Administrative Agent and Lenders electing to make such Loans. No Lender shall have any obligation to make any Loan under this Section 2.1(b). This Section 2.1(b) shall not constitute a commitment on the part of Administrative Agent or any Lender to make any Loans under and pursuant to this Section 2.1(b). The Aggregate Commitment shall be deemed increased as of each date on which Loans are permitted to be made as provided in this Section 2.1(b) by the aggregate amount of the Loans made on such date, and the Loan Commitment of each Lender making a Loan pursuant to this Section 2.1(b) shall be deemed increased as of such date by the amount of such Loan made by such Lender on such date. The minimum aggregate amount of the Loans requested under this Section 2.1(b) shall be $2,000,000.

Each Loan may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. The Loan Commitments shall be permanently reduced by the amount of each Loan made on the Initial Funding Date and on each Subsequent Funding Date and shall terminate concurrently with the advance of the Loans on the last Subsequent Funding Date. The Aggregate Commitment shall be deemed increased as of each date on which Loans are permitted to be made as provided in Section 2.1(b) by the aggregate amount of the Loans made on such date, and the Loan Commitment of each Lender shall be deemed increased as of such date by the amount of the Loan made by such Lender on such date.

2.2	Disbursement of Loans.
(a)If all of the conditions set forth in Section 4.1 to the advancements of Loans under this Agreement are met prior to 10:00 a.m. on the Business Day immediately prior to the Initial Funding Date, then, each Lender will make available its pro rata portion of the Loans to be made on the Initial Funding Date in the manner provided in Section 2.2(b) no later than 3:00 p.m. on the Initial Funding Date. If all of the conditions set forth in Section 4.2 in connection with Loans elected to be made by one or more Lenders pursuant to Section 2.1(b) are met prior to 10:00 a.m. on the Business Day immediately prior to the applicable Subsequent Funding Date, then each Lender will make available its pro rata portion of the Loans to be made on such date in the manner provided below no later than 3:00 p.m. on such date.
(b)Each Lender shall make available all amounts it is to fund to Borrowers, including pursuant to Section 2.2(c), in immediately available funds and in Dollars to Administrative Agent in an account designated by Administrative Agent, and, following receipt thereof in such account, Administrative Agent will remit such amounts, in immediately available funds and in Dollars, as set forth in the Disbursement Letter, the applicable notice of borrowing or as elected by Required Lenders pursuant to Section 2.1(b) or 2.2(c), as the case may be, on the Initial Funding Date or the applicable Subsequent Funding Date, as the case may be. The failure of any Lender to make available the amounts it is to fund to Borrowers hereunder or to make a payment required to be made by it under any Loan Document shall not relieve any other Lender of its obligations under any Loan Document, but no Lender shall be responsible for the failure of any other Lender to make any payment required to be made by such other Lender under any Loan Document.
(c)At the election of Required Lenders (and without any obligation to elect to do so), any and all payments of principal, interest, fees, premiums, Lender Expenses and other sums payable under the Loan Documents shall be deemed to be a request for the advance of Loans in the applicable amount on the date determined by Required Lenders, and each such payment shall be made from the proceeds of Loans made hereunder, whether made following a request by Borrowers pursuant to Section 2.1(b) or a deemed request as provided in this Section 2.2(c). Any such request shall be irrevocable, and any advance of Loans under this Section 2.2(c) shall be made by the Lenders at the election of the Required Lenders even though one or more of the conditions set forth in Section 4.2 have not been satisfied.

Nothing in this Section 2.2 shall be deemed to relieve any Lender from its obligation to fulfill its commitments and obligations hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments and obligations hereunder).

2.3	Payments.
(a)Borrowers agree to pay to Administrative Agent, for the benefit of Lenders, (i) commencing on the last Business Day of the third complete month immediately following the month in which the Initial Funding Date occurs, and on each Payment Date occurring thereafter, a principal repayment in an amount equal to the Amortization Amount on such Payment Date; and (ii) the remaining outstanding principal and interest due on the Loans on the Maturity Date or upon such earlier date on which the Obligations are accelerated pursuant to the terms of this Agreement.
(b)	Interest on the Loans shall be due and payable as provided in Section 2.5.
(c)The Obligations requiring the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.
(d)Payments due hereunder, under any other Loan Document or otherwise payable to Administrative Agent or its Affiliates in connection with the Transactions shall be made in Dollars, in immediately available funds and without any offset, counterclaim or deduction for any and all present or future Taxes not later than 2:00 p.m. on the date when due. Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall revert to the immediately preceding Business Day. If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received. The provisions hereof shall survive the Maturity Date and payment in full of the Obligations.
(e)Borrowers shall make each payment under any Loan Document by transfer to Administrative Agent’s or the applicable Lender’s account, as the case may be, pursuant to wire transfer instructions provided by Administrative Agent or such Lender, or, at the option of Administrative Agent or any Lender, in such manner and at such place in the United States as Administrative Agent or such Lender shall have designated to Borrowers in writing. Without limiting the generality of the foregoing, Borrowers agree that all such payments to Administrative Agent and each Lender may be made, at the option of Administrative Agent or any such Lender, by ACH or other electronic payment pursuant to an Authorization Agreement for Pre-Authorized Payments (Debit) in a form approved by Administrative Agent.
(f)In addition to the foregoing, each Borrower hereby irrevocably promises to pay all Obligations, including the outstanding principal amount of the Loans and interest and fees with respect to the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.
(g)Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due. With respect to any payment that Administrative Agent makes for the account of Secured Creditors hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) Borrowers have not in fact made such payment; (ii) Administrative Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed); or (iii) Administrative Agent has for any reason otherwise erroneously made such payment, then each applicable Secured Creditor severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Secured Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.4	Prepayments.
(a)Borrowers may, at their option, prepay all, or any portion, of the outstanding principal amount of the Loans in its entirety on the last Business Day of any calendar month; provided, however, that Administrative Agent may agree, in its discretion, to permit such prepayment to occur on another Business Day. Borrowers shall give Administrative Agent prior written notice of at least 90 days before such prepayment, and such notice shall be irrevocable. In the event that Borrowers elect to so prepay the Loans, or any portion thereof, or in the event that the Loans are accelerated upon or after the occurrence of an Event of Default, such prepayment may be made by paying all, or a portion, of the then outstanding principal amount of the Loans, together with all interest accrued at such Payment Date and the applicable Make-Whole Amount. Any prepayment of less than all of the outstanding principal amount of the Loans shall be in a minimum amount of $1,000,000 or in any multiple integral of $1,000,000 in excess thereof.
(b)Borrowers shall prepay the Obligations (i) concurrently with receipt of, and in an amount equal to 100.00% of, the (A) Net Cash Proceeds received by any Borrower in connection with any Asset Disposition other than any Permitted Asset Disposition, (B) Net Cash Proceeds received by any Borrower in connection with any Casualty Event, (C) Net Cash Proceeds received by any Borrower in connection with the incurrence of any Indebtedness described in subsections (a) and (b) of the definition thereof (other than the Obligations and Permitted Indebtedness), provided Borrowers shall provide prior written notice to Administrative Agent of any such incurrence and Administrative Agent shall notify Borrowers within 10 days thereof whether a mandatory prepayment is required under this clause (C), and

(D) Extraordinary Receipts received by any Borrower, (ii) in the event that there shall be Excess Cash Flow for any fiscal half year (commencing with the fiscal half year ending June 30, 2025, and continuing for each half year ending on a December 31st and June 30th thereafter), upon Administrative Agent’s election and notification within 10 Business Days after the date on which the financial statements for the fiscal month on which such fiscal half year ends are required to be delivered pursuant to Section 6.5(a) or, if such fiscal half year ends on December 31st of a Fiscal Year, Section 6.5(b), Borrowers shall, no later than 20 Business Days after such election and notice from Administrative Agent, prepay the Loans in an aggregate amount equal to the applicable Excess Cash Flow Percentage of such Excess Cash Flow. Any prepayment of the Obligations made pursuant to this Section 2.4(b) shall be accompanied by all accrued interest on the amount prepaid but, for purposes of clarification, shall not include, and Borrowers shall not be required to pay, any Make-Whole Amount in connection therewith.

(c)Subject to Section 2.4(d), all amounts payable pursuant to this Section 2.4 shall be applied as follows: first, to all then unpaid fees and expenses of Administrative Agent; second, pro rata, to all then unpaid fees and expenses of Lenders; third, pro rata, to all accrued and unpaid interest on the Loans; and fourth, pro rata, to the outstanding aggregate principal balance of the Loans in the inverse order of maturity; provided, however, that the reduction of the aggregate principal balance of the Loans shall not affect the amount or timing of principal payments required under this Agreement until the balance of such payments is reduced to zero.
(d)Notwithstanding anything to the contrary in this Section 2.4, all proceeds of Collateral received by Administrative Agent or any other Person pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of the maturity of any of the Obligations following the occurrence of an Event of Default shall be applied as follows (subject to adjustments pursuant to any agreements entered into among Lenders):
(i)first, to pay any costs and expenses of Administrative Agent (in its capacity as Administrative Agent) and fees then due to Administrative Agent (in its capacity as Administrative Agent) and its Affiliates under the Loan Documents or otherwise, including any indemnities then due to Administrative Agent (in its capacity as Administrative Agent) under the Loan Documents, until paid in full,

(ii)second, ratably to pay any costs, expense reimbursements, fees or premiums of Lenders and indemnities then due to any Lender under the Loan Documents until paid in full,
(iii)	third, ratably to pay interest due in respect of the outstanding Loans until paid in full,

(iv)fourth, ratably to pay the outstanding principal balance of the Loans in the inverse order of maturity until the Loans are paid in full,
(v)	fifth, to pay any other Obligations, and
(vi)	sixth, to Borrowers or such other Person entitled thereto under applicable law.

(e)Except as otherwise required by Section 2.4(d), any mandatory prepayment pursuant to Section 2.4(b) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, the other Lenders that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis (and if declined by all Lenders, such declined proceeds shall be retained by Borrowers). Each Lender shall have until the Business Day immediately preceding the Business Day on which such prepayment is due in order to decline such prepayment (and any election by a Lender delivered prior to such Business Day can be rescinded by such Lender at its discretion until such Business Day).
2.5	Interest.
(a)Except as otherwise provided in Section 2.5(b), the unpaid principal amount of the Loans shall bear interest from the Initial Funding Date at the Interest Rate and such interest shall be due and payable in cash monthly on each Payment Date, in arrears, with the first installment being payable on last Business Day of the first complete month following the Initial Funding Date.
(b)All interest accruing while an Event of Default exists shall be paid upon demand, and all amounts chargeable to Borrowers under Section 2.6 shall bear interest from the date such demand is made until paid in full at the Interest Rate or the Default Rate, as applicable. Notwithstanding the foregoing, at any time that an Event of Default exists, interest shall accrue at the Default Rate.
(c)All computations of interest and fees hereunder shall be made on the basis of a year consisting of 360 days, with regard to the actual number of days (including the first day and the last day) elapsed. Interest on each Loan shall accrue for each day, from and including the date such Loan is made available to Borrowers through and including the date of repayment in full.
2.6	Fees and Reimbursement of Expenses.
(a)On each of the Signing Date and on the Initial Funding Date, Borrowers shall also reimburse Administrative Agent, each Lender and their respective Affiliates for their respective Lender Expenses, including legal fees, asset appraisal fees and accounting fees, incurred in connection with the consummation of the transactions contemplated hereby. Borrowers shall reimburse Administrative Agent and each Lender for all Lender Expenses after the Signing Date on demand.
(b)All fees to be paid to Administrative Agent or any Lender under or in connection with the Transactions: shall be fully earned by Administrative Agent and each Lender when due and payable; shall not be subject to rebate, refund or proration under any circumstances; are and shall be deemed to be for compensation for services; and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All amounts chargeable to Borrowers under this Section 2.6 shall be Obligations secured by the Collateral and shall be payable on demand to Administrative Agent, on behalf of Administrative Agent and Lenders. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrowers under this Section 2.6 shall survive the payment in full of the Obligations and termination of the Loan Documents.

2.7Maximum Interest. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under applicable law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (c) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
2.8	Notes; Loan Account; Account Stated.
(a)At the option of a Lender, the Loans advanced by such Lender or its Loan Commitment shall be evidenced by one or more Notes. Each Note shall be issued by Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Officer of each Borrower.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(c)Administrative Agent shall maintain for its books an account (the “Loan Account”) evidencing the Obligations resulting from Loans, including the amount of principal and interest payable from time to time hereunder. Administrative Agent shall debit the Loan Account for the principal amount of the Loans, accrued interest thereon and all other amounts which shall become due from Borrowers pursuant to this Agreement or the other Loan Documents, and shall credit the Loan Account for each payment which Borrowers shall make to it, individually or on behalf of Lenders, in respect to the Obligations. Any failure of Administrative Agent to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the agreement of Borrowers to repay the Obligations in accordance with the Loan Documents. The entries made in the Loan Account shall constitute conclusive evidence of the information therein, absent manifest error.
2.9	Application of Payments and Collections.
(a)Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or hereafter received by Administrative Agent or any Lender from or on behalf of such Borrower and agrees that Administrative Agent, on behalf of Administrative Agent and Lenders, shall have the continuing right to apply and reapply any and all such payments and collections received at any time hereafter against the Obligations, in such manner as Administrative Agent may deem advisable, subject to Section 2.4(d).
(b)Any and all payments, collections and proceeds of Collateral received by Administrative Agent, for the benefit of Administrative Agent and Lenders, on account of the Obligations shall be applied by Administrative Agent such that each Lender shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding aggregate principal amount of the Loans) thereof.

(c)Any and all payments, collections and proceeds of Collateral received by any Lender directly shall be promptly delivered to Administrative Agent in the original form received to be applied as provided in Section 2.4(c) or Section 2.4(d), as applicable.
2.10Collateral. Subject to and as more fully provided in Section 3, all of the Obligations, including the Loans, shall be secured by a continuing security interest and Lien upon the real and personal property of Borrowers as provided in the Loan Documents.
2.11	Joint and Several Obligations.
(a)All Obligations shall constitute joint and several obligations of Borrowers and shall be secured by Administrative Agent’s security interest and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by each Borrower to Administrative Agent to the extent provided in the Loan Documents under which such Lien arises. Each Obligor expressly represents and acknowledges that any financial accommodations by Administrative Agent or any Lender to any Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Obligors. Each Obligor acknowledges that any notice given by any other Obligor to Administrative Agent or any Lender shall bind all Obligors, and that any notice given by Administrative Agent or any Lender to any Obligor shall be effective with respect to all Obligors. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for the Loans and all other Obligations, regardless of which Borrower actually may have received the proceeds of the Loans or other extensions of credit or the amount of the Loans or other extensions of credit received or the manner in which Administrative Agent or any Lender accounts among Borrowers for the Loans or other Obligations on its books and records, and further acknowledges and agrees that the Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that each of Administrative Agent and Lenders is relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents.
(b)Each Obligor shall be entitled to subrogation and contribution rights from and against the other Obligors to the extent any Obligor is required to pay to Secured Creditors any amount in excess of the Loans directly to, or other Obligations incurred directly by, such Obligor or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Sections 2.11(c), 2.11(d), 2.11(f) and 2.11(g).
(c)Each Borrower, and by its acceptance of this Agreement, each of Administrative Agent and Lenders hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act (the “UFCA”), the Uniform Fraudulent Transfer Act (the “UFTA”) or any other federal, state or foreign (including Canada) bankruptcy, insolvency, receivership or similar law to the extent applicable to this Agreement and the Obligations of each Borrower hereunder (collectively, the “Avoidance Provisions”). To effectuate the foregoing intention, each of Administrative Agent and Lenders, by its acceptance of this Agreement, and Borrowers hereby irrevocably agree that the Obligations of each Borrower under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Borrower under this Agreement not constituting a fraudulent transfer or conveyance (such Borrower’s “Maximum Borrower Liability”). This Section 2.11(c) is intended solely to preserve the rights hereunder of Administrative Agent, each Lender and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 2.11(c) as against Administrative Agent, any Lender or any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(d)To the extent that any Obligor shall, under this Agreement, make a payment of a portion of the Obligations (each, an “Obligor’s Payment”), then, without limiting its rights of subrogation against any other Obligor, such Obligor shall be entitled to contribution and indemnification from, and be reimbursed by, each other Obligor (collectively, the “Contributing Parties”) in an amount, for each such Contributing Party, equal to a fraction of such Obligor’s Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties. As of any date of determination, the “Allocable Amount” of each Contributing Party shall be equal to the maximum amount of liability which could be asserted against such Contributing Party hereunder with respect to the applicable Obligor’s Payment without (i) rendering such Contributing Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code or Section 2 of either the UFTA or the UFCA, (ii) leaving such Contributing Party with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Contributing Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA. Each Obligor’s right of contribution shall be subject to the terms and conditions of Sections 2.11(f) and 2.11(g). The provisions of this Section 2.11 shall in no respect limit the obligations and liabilities of any Borrower to any Secured Creditor, and each Borrower shall remain liable to each Secured Creditor for the full amount guaranteed by such Borrower hereunder. Notwithstanding the foregoing, no provision of this Section 2.11(d) shall limit any Borrower’s liability for any portion of the Loans advanced directly or indirectly to it under this Agreement.
(e)Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Borrower and may exceed the aggregate Maximum Borrower Liability of all Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of any Secured Creditor hereunder.
(f)No Obligor will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Obligor seek or be entitled to seek any contribution or reimbursement from any other Obligor in respect of payments made by such Obligor hereunder or under any other Loan Document, until all amounts owing to Secured Creditors on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Obligor on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Obligor in trust for Secured Creditors, segregated from other funds of such Obligor, and shall, forthwith upon receipt by such Obligor, be turned over to Administrative Agent, for the benefit of Secured Creditors, in the exact form received by such Obligor (duly endorsed by such Obligor to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.
(g)Nothing in this Section 2.11 shall affect any Borrower’s joint and several liability to Secured Creditors for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to Secured Creditors under the Loan Documents.
2.12	Defaulting Lender.
(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.12 so long as such Lender is a Defaulting Lender.
(b)Except as otherwise expressly provided for in this Section 2.12, Loans shall be made pro rata from Lenders holding Loan Commitments which are not Defaulting Lenders based on their respective Loan Commitment Ratios, and no Loan Commitment Ratio of any Lender or any pro rata share of any Loans required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Loans shall be applied to reduce such type of Loans of each Lender (other than any Defaulting Lender) holding a Loan Commitment in accordance with their Loan Commitment Ratio; provided that Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Administrative Agent from such Defaulting Lender pursuant to Section 10.11(b) shall be applied at such time or times as may be determined by Administrative Agent as follows:

(i)first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder;
(ii)second, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent;
(iii)third, if so determined by Administrative Agent and Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;
(iv)fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
(v)fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(vi)sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, then such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(b) shall be deemed paid by Borrowers to such Defaulting Lender for the applicable Obligations owing by Borrowers to such Defaulting Lender and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement or the other Loan Documents, and all amendments, waivers and other modifications of this Agreement or the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of Required Lenders, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Loans or a Loan Commitment; provided that this Section 2.12(c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 11.12(b).

(d)Other than as expressly set forth in this Section 2.12, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.12 shall be deemed to release any Defaulting Lender from its obligations under this Agreement or the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)In the event that Administrative Agent and Borrowers agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto.
(f)If any Lender is a Defaulting Lender, Parent may, within 30 days of receipt of notice of such Lender becoming a Defaulting Lender, by notice in writing to Administrative Agent, such Defaulting Lender and each other Lender, (i) request such Defaulting Lender to cooperate with Borrowers in obtaining a Replacement Lender; (ii) request the Non-Defaulting Lenders to acquire and assume all of such Defaulting Lender’s Loans and its Loan Commitment as provided herein, but none of such Lenders shall be under any obligation to do so; and (iii) propose a Replacement Lender subject to approval by Administrative Agent, which approval shall not be unreasonably conditioned or withheld. If any satisfactory Replacement Lender shall be obtained, or if any one or more of the Non-Defaulting Lenders shall agree to acquire and assume all of such Defaulting Lender’s Loans and its Loan Commitment, then such Defaulting Lender shall assign, in accordance with Section 11.6, all of its Loans and its Loan Commitment and other rights and obligations under this Agreement and the other Loan Documents to such Replacement Lender or Non-Defaulting Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to such Defaulting Lender. Nothing in this Section 2.12 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights or remedies that any Borrower, any Guarantor, Administrative Agent or any Lender may have against any Defaulting Lender as a result of such Lender being a Defaulting Lender.

SECTION 3.  SECURITY

3.1Grant of Security Interest. Subject only to the approvals of Licensing Division, as applicable, each Secured Obligor hereby unconditionally grants, assigns, and pledges to Administrative Agent, for the benefit of Secured Creditors, to secure the Obligations, a continuing lien on and security interest in such Secured Obligor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Secured Obligor Collateral”):
(a)	all Accounts;
(b)	all Commercial Tort Claims;
(c)	all Deposit Accounts;
(d)	all Equipment, Inventory, Fixtures and other Goods;
(e)all general intangibles (as such term is defined in the UCC), including Payment Intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any trademark), patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, industrial designs, other industrial or intellectual property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, route lists, rights to payment and other rights under any royalty or licensing agreements, including intellectual property licenses, infringement claims, software, software source codes, computer programs, computer discs, computer tapes, literature, reports, catalogs, URLs and domain names, computer programs, information contained on computer disks or tapes, moneys due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, all rights, powers, and remedies under the Organic Documents of the Person that issued such interests and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction (collectively, “General Intangibles”);

(f)all securities (whether certificated or uncertificated), rights, powers, and remedies under the Organic Documents of the Person that issued such securities, securities accounts, commodity contracts and accounts, securities entitlements and other Investment Property;
(g)all letters of credit, Letter-of-Credit Rights (whether or not evidenced by a writing) and other Supporting Obligations, notes, drafts, Instruments (including promissory notes), certificated and uncertificated Securities, Documents, leases and Chattel Paper (including Electronic Chattel Paper) (collectively, “Negotiable Collateral”);
(h)	the Books of such Borrower;
(i)all of such Borrower’s money or other assets of such Borrower that now or hereafter come into the possession, custody, or control of Administrative Agent or any Lender;
(j)	all other personal property; and
(k)all substitutions, replacements, additions, accessions, proceeds, products to or of any of the foregoing, including proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Commercial Tort Claims, Investment Property, money, deposits, accounts, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Commercial Tort Claims, Investment Property or any portion thereof or interest therein and the proceeds thereof;

provided, however, that the foregoing grant shall not be effective prior to all necessary approvals of the transactions contemplated by the Loan Documents, including the granting of security interests in the Collateral, being obtained from the Licensing Divisions, and “Secured Obligor Collateral” shall not include any assets or property of the Secured Obligors that would otherwise be included as Collateral but for the express terms of applicable Local Cannabis Laws or other applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant to Administrative Agent of a security interest in and to such asset or property or under which the grant to Administrative Agent of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property; and provided, further, that such assets or property shall not constitute “Secured Obligor Collateral” only to the extent and for so long as the Local Cannabis Laws or other applicable law validly prohibits the creation of a lien on such property in favor of Administrative Agent and, upon the termination of such prohibition (by written consent, by approval or consent of the applicable Governmental Authority or in any other manner), such property shall automatically be deemed to constitute “Secured Obligor Collateral.” Notwithstanding the foregoing, Secured Obligor Collateral shall include all proceeds of any assets or property excluded by the foregoing provisos.

3.2Secured Indebtedness. The Lien and security interest granted hereunder shall secure the prompt payment of the Obligations and the prompt performance of each of the covenants and duties under this Agreement and the other Loan Documents. Each Borrower shall mark its Books as may be required by GAAP to reflect the existence of the Obligations and the Lien and security interest with respect thereto. Each Borrower shall promptly provide Administrative Agent with written notice of all Commercial Tort Claims of such Borrower, such notice to contain the case title together with the applicable court and a brief description of the claim(s) acceptable to Administrative Agent. Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Administrative Agent, for the benefit of Secured Creditors, a security interest and Lien in and to such Commercial Tort Claims and all proceeds thereof without any further action by such Borrower or Administrative Agent.
3.3Perfection by Filing. Each Borrower hereby specifically authorizes Administrative Agent at any time and from time to time to file financing statements, continuation statements and amendments thereto that describe the Secured Obligor Collateral as “all personal property of debtor,” “all assets of debtor” or words to similar effect, and contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower. Each Borrower agrees to furnish any such information to Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may, to the extent required by applicable law, be signed by Administrative Agent on behalf of any Borrower and may be filed at any time in any relevant jurisdiction. Each Borrower hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in Administrative Agent’s discretion, for the limited purpose of carrying out the terms of this Section 3.3. Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Section 3.3 are coupled with an interest and are irrevocable until all of the Obligations have been paid and satisfied in full. All charges, expenses and fees Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, and shall be paid to Administrative Agent immediately upon demand.
3.4Perfection Other Than by Filing, etc. At any time and from time to time, each Borrower shall take such steps as Administrative Agent may reasonably request for Administrative Agent to (a) obtain a Lien Waiver from any bailee having possession of any of the Secured Obligor Collateral with a value in excess of $100,000 that such bailee holds such Secured Obligor Collateral for Administrative Agent, (b) obtain control of any Negotiable Collateral, Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper pledged by such Borrower as set forth in Article 9 of the UCC, and, where control is established by written agreement, such agreement shall be in form and substance satisfactory to Administrative Agent, (c) immediately discharge all Liens other than Permitted Liens and (d) otherwise to insure the continued perfection and priority of Administrative Agent’s security interest in any of the Secured Obligor Collateral and of the preservation of its rights therein. All charges, expenses and fees Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, and shall be paid to Administrative Agent immediately upon demand.
3.5Preservation of Secured Obligor Collateral. In addition to the rights and remedies set forth herein, and subject to the requirements of applicable Local Cannabis Laws, upon the occurrence and during the continuance of an Event of Default, Administrative Agent: (a) may at any time take such steps as Administrative Agent deems necessary to protect Administrative Agent’s interest in and to preserve the Secured Obligor Collateral, including the hiring of such security guards or the placing of other security protection measures as Administrative Agent may deem appropriate; (b) may employ and maintain at any of any Secured Obligor’s premises a custodian who shall have full authority to do all acts necessary to protect Administrative Agent’s interests in the Secured Obligor Collateral; (c) may lease warehouse facilities to which Administrative Agent may move all or part of the Secured Obligor Collateral; (d) may use any Secured Obligor’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Secured Obligor Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Secured Obligor Collateral is located, and may proceed over and through any of the Secured Obligors’ owned or leased property. Each Secured Obligor shall cooperate fully with all of any Secured Creditor’s efforts to preserve the Secured Obligor Collateral and will take such actions to preserve the Secured Obligor Collateral as any Secured Creditor may direct. All of each Secured Creditor’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations, or, at such Secured Creditor’s option, shall be paid to such Secured Creditor immediately upon demand.

3.6Other Actions as to Any and All Secured Obligor Collateral. Each Borrower shall promptly (and in no event later than five Business Days of acquiring or obtaining such Secured Obligor Collateral) notify Administrative Agent in writing upon acquiring or otherwise obtaining any Secured Obligor Collateral after the date hereof consisting of Investment Property, Negotiable Collateral, intellectual property, Deposit Accounts or Commercial Tort Claims.

SECTION 4.  CONDITIONS PRECEDENT

4.1Closing Conditions. No Lender shall be obligated to advance any Loan hereunder unless each of the following conditions has been fulfilled, to the satisfaction of Administrative Agent and Lenders (including with respect to proximity of delivery of the same to the Initial Funding Date), on or before the date of such advance:
(a)Each Obligor and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, including this Agreement and the Pledge Agreement;
(b)Borrowers shall cause to be delivered to Administrative Agent the following documents, each in form and substance satisfactory to Administrative Agent:
(i)with respect to each Obligor, a certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), including a certificate of incumbency with respect to each Authorized Officer of such Person executing a Loan Document, together with appropriate attachments which shall include the following: (A) a copy of the certificate of formation of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation; (B) a true, complete and correct copy of the other Organic Documents of such Person reflecting such amendments necessary in the opinion of Administrative Agent in connection with the Loan Documents or otherwise; (C) a true, complete and correct copy of the resolutions of such Person (or its general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents to which such Person is a party and authorizing the borrowings hereunder; and (D) certificates of good standing from such Person’s jurisdiction of formation,
(ii)favorable legal opinions of legal counsel to Obligors addressed to Administrative Agent and Lenders regarding such matters as Administrative Agent may request, in form and substance satisfactory to Administrative Agent,
(iii)all duly executed and delivered counterparts of the Collateral Assignment of Source Acquisition Documents dated on or prior to the Initial Funding Date,

(iv)evidence of insurance, including standard forms of certificates of insurance and policy endorsements addressed to Administrative Agent, confirming Borrowers’ satisfaction of the insurance requirements contained in the Loan Documents,
(v)	a duly executed and delivered Information Certificate,
(vi)	true, correct and complete copies of the final Source Acquisition

Documents,

(vii)Controlled Account Agreements with respect to each Controlled Account, including, without limitation, the Deposit Accounts disclosed in the Information Certificate,
(viii)a valid first-priority Mortgage for each Mortgaged Property, including without limitation the Henderson Property and the Pahrump Property,
(ix)	reserved,
(x)a roll forward financial model of the business of the Borrowers, in form and substance satisfactory to Lender,
(xi)	reserved,
(xii)	reserved,
(xiii)	reserved,
(xiv)one or more duly executed and delivered counterparts of Lien Waivers from each lessor, mortgagee or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located or leased by such party to a Borrower, to the extent required by Administrative Agent,
(xv)	collateral assignments of lease for all properties leased by Borrowers, and
(xvi)such financial reports and information concerning any Obligor as Administrative Agent shall request;
(c)Administrative Agent shall have received the results of a search of the UCC filings and equivalent filings, as applicable, in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Obligor, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to Administrative Agent that the Liens disclosed in such searches are Permitted Liens or have been released or will be released substantially simultaneously with the making of the Loans hereunder;
(d)Administrative Agent shall have received evidence that appropriate UCC financing statements (including fixture filings) or equivalent filings, as applicable, have been duly filed, or will be duly filed on the Signing Date, in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable, to perfect Administrative Agent’s Liens in and to the Collateral;
(e)Administrative Agent shall have received a final payoff letter and Lien termination documents from any Person whose outstanding loans to any Borrower are to be repaid, each in form and substance satisfactory to Administrative Agent;

(f)Administrative Agent shall have received assurances, satisfactory to it, that (i) no litigation and no investigation or audit by any Governmental Authority is pending or threatened against any Obligor which Administrative Agent determines may have a Material Adverse Effect or that would be a breach of any representation by an Obligor in any Loan Document, (ii) no breach or default (or event or condition, which after notice or lapse of time, or both, would constitute a breach or default) has occurred and is continuing under any material contract as a result of which a Material Adverse Effect could be reasonably expected to occur, and (iii) none of any Borrower’s Cannabis Licenses have been suspended, revoked or non-renewed;
(g)No Default or Event of Default shall exist (whether before or after giving effect to the funding of the Loans or other extension of credit);
(h)All of the representations and warranties of Obligors in each of the Loan Documents, or otherwise in writing to any Secured Creditor, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, Material Adverse Effect or similar language, or by a qualifying exhibit or schedule or the Information Certificate, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of the Loans;
(i)	reserved;
(j)There shall have been no change which could have a Material Adverse Effect since December 31, 2023;
(k)	reserved;
(l)Each of Administrative Agent and Lenders shall have received all necessary approvals to the transactions contemplated by the Loan Documents, including the granting of security interests in the Collateral, from the Licensing Divisions;
(m)The Administrative Agent and Lenders shall have received the results of a quality of earnings report prepared for the Borrowers by CohnReznick LLP and such results shall be acceptable to Administrative Agent and Lenders;
(n)All conditions precedent to the Source Acquisition, other than payment of the cash consideration due on the Initial Funding Date, and including, for the avoidance of doubt, all requisite regulatory approvals from the Licensing Divisions in connection with the Source Acquisition and the continued operation of the business(es) acquired in connection therewith, shall have been satisfied in accordance with the terms of the Source Acquisition Documents without giving effect to any alteration, amendment, or supplement thereto, or the waiver of any condition therein;
(o)All fees and expenses payable in accordance with this Agreement on or before the Signing Date or Initial Funding Date, as applicable (including legal fees and expenses of Administrative Agent), shall have been paid to Administrative Agent, for the benefit of Secured Creditors;
(p)	Borrowers shall have satisfied the following additional closing conditions:
(i)each of Administrative Agent and Lenders shall have reviewed to its satisfaction Obligors’ financial results, books and records,
(ii)Administrative Agent and its counsel shall have completed their due diligence review, including due diligence review of significant vendors and suppliers to Borrower and other third parties and Borrowers’ compliance with all zoning requirements, in each case, with outcomes satisfactory to Administrative Agent, and

(iii)Administrative Agent shall have completed background checks of the key members of management of Obligors, and the results thereof shall be satisfactory to Administrative Agent.
(q)Administrative Agent shall have received, each in form and substance satisfactory to Administrative Agent:
(i)if any, copies of all shareholder agreements or share purchase agreements relating to the Equity Interests of such Person,
(ii)a Title Policy, or marked commitment therefor with respect to each Mortgaged Property, without a survey or other exception unless acceptable to Administrative Agent,
(iii)	an environmental site assessment for each Mortgaged Property,
(iv)a zoning report, zoning conformation from the applicable Governmental Authority or similar document for each Mortgaged Property, in each case, confirming such Real Property is zoned for the business conducted by the applicable Borrower on such Real Property, and
(v)if such Mortgaged Property is in a flood zone, a flood notification form signed by the applicable Borrower and evidence that flood insurance is in place for the buildings and their contents located thereon;
(r)Administrative Agent shall have received such bring-downs as it shall require dated on or near the Initial Funding Date with respect the foregoing deliveries as it shall reasonably require.
4.2Loans Made after the Initial Funding Date. Except as provided in Section 2.1(a)(ii), no Lender shall be obligated to advance any Loans after the Initial Funding Date unless Administrative Agent and the Lenders so elect pursuant to Section 2.1(b). In addition to any other conditions required to be satisfied in connection with the making of any such Loan (whether pursuant to Section 2.1(a)(ii) or on an elective basis under Section 2.1(b)) such election, unless each of the following conditions has been fulfilled to the satisfaction of Administrative Agent and Lenders on the applicable Subsequent Funding Date:
(a)The aggregate principal amount of Loans made pursuant to Section 2.1(a)(ii) on such Subsequent Funding Date shall not, when aggregated with the original principal amount of all other Loans funded hereunder, be more than the Aggregate Commitment.
(b)The aggregate principal amount of elective Loans made on such Subsequent Funding Date shall not, when aggregated with the amounts previously advanced as an elective Loan under Section 2.1(b), exceed the aggregate amount permitted to be borrowed under Section 2.1(b).
(c)Both before and after giving effect to the borrowing of such Loans on such Subsequent Funding Date, no Default or Event of Default shall have occurred and be continuing;
(d)Borrowers shall have delivered, not less than 20 Business Days prior to such Subsequent Funding Date, a Borrowing Request to Administrative Agent and setting forth, among other things, (i) such Subsequent Funding Date and (ii) the aggregate principal amount of such Loans;
(e)All of the representations and warranties of Obligors in each of the Loan Documents, or otherwise in writing to any Secured Creditor, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, Material Adverse Effect or similar language, or by a qualifying exhibit or schedule or the Information Certificate, in which case such representation and warranty shall be true and correct in all respects) at such time, both on the date of such request and such Subsequent Funding Date; provided, however, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (other than such representations and warranties that are already qualified by materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) as of such date;

(f)In the event Real Property is being acquired with the proceeds of the Loans being advanced on such Subsequent Funding Date, an appraisal of such Real Property evidencing a loan to value ratio acceptable to Administrative Agent by an independent appraiser selected by Administrative Agent, with each such appraisal being procured at Borrowers’ expense and in form acceptable to Administrative Agent, and each of the items to be delivered pursuant to Section 6.14 with respect to such Real Property; and
(g)Each of Administrative Agent and Lenders shall have received the approval of the Transactions from its investment committee or, as applicable, other primary credit authority; and
(h)Administrative Agent shall have received such other documents, certificates or information as Administrative Agent or the Required Lenders may request, including any documents, certificates and other information as Administrative Agent may require to evidence compliance by Borrowers with this Agreement, all in form and substance satisfactory to Administrative Agent.

Each borrowing of the Loans shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (e) of this Section.

SECTION 5.  OBLIGORS’ REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to extend credit, each Secured Obligor and, solely with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.8(a), 5.9, 5.10, 5.12,

5.13, 5.14, 5.15, 5.16, 5.17, 5.21, 5.22 and 5.23 each Unsecured Obligor, makes the following representations and warranties, all of which shall be deemed made as of the Signing Date (unless otherwise indicated as being made as of a later date, i.e., as of the Initial Funding Date), the Initial Funding Date and each Subsequent Funding Date and on the date of the delivery of each Compliance Certificate:

5.1Existence and Rights; Predecessors. The exact legal name of each Obligor is as set forth on the signature pages to this Agreement. Each Obligor is an entity as described in the Information Certificate, duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable) and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Each Obligor has the right and power to enter into and discharge all of its obligations under the Loan Documents to which it is a party. Each Loan Document to which any Obligor is a party constitutes a legal, valid and binding obligation of such Obligor, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally, and each Obligor has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Except as otherwise provided in the Information Certificate, no Obligor has been a party to any merger, consolidation or acquisition of all or substantially all of the assets or Equity Interests of any other Person, or changed its legal status or the jurisdiction in which it is organized, during the five-year period prior to the Signing Date. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
5.2Authority. The execution, delivery and performance of the Loan Documents by each Obligor and each other Person (other than Administrative Agent and Lenders) executing any Loan Document have been duly authorized by all necessary actions of such Person, upon the receipt of all necessary approvals to the transactions contemplated by the Loan Documents, including the granting of security interests in the Collateral, from the Licensing Division, from and after the Initial Funding Date, do not and will not violate any provision of law, or any writ, order or decree of any court or Governmental

Authority or agency, or any provision of the Organic Documents of such Person, and, assuming the prior receipt of all necessary approvals to the transactions contemplated by the Loan Documents, including the granting of security interests in the Collateral, from the Licensing Division, from and after the Initial Funding Date, do not and will not result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument, document or agreement to which any such Person is a party or by which any such Person or its properties may be subject or bound. Each Obligor has obtained all Permits, and all such Permits are in full force and effect. None of such Permits is the subject of any pending or, to the best of each Obligor’s Knowledge, threatened attack or revocation, by the grantor of the Permit. No Obligor or any Subsidiary of an Obligor is required to obtain any additional Permits in connection with the execution, delivery and performance of this Agreement or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

5.3	Litigation.
(a)Except as set forth in the Information Certificate, there are no actions or proceedings pending, or to the Knowledge of any Obligor threatened, against any Obligor before any Governmental Authority, and no Obligor has any Knowledge or belief of any pending or threatened governmental investigations or claims, complaints, actions or prosecutions involving any Obligor. No Obligor is in default with respect to any order, writ, injunction, decree or demand of any Governmental Authority. None of such actions or proceedings, individually or collectively, could reasonably be expected to have a Material Adverse Effect.
(b)No injunction, writ, temporary restraining order or any order of any nature has been issued by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as set forth on the Information Certificate, no Obligor is the subject of an audit by a Governmental Authority or, to any Obligor’s Knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any requirement of law.
5.4Solvency. Each Obligor is, and after consummating the transactions described herein, including each advance of the Loans, will be, Solvent.
5.5Taxes. Each Obligor has filed all tax returns that it is required to file and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it to the extent that such Taxes are not being Properly Contested; neither any Obligor nor any assets of any Obligor is subject to any tax Liens; and, except as set forth on the Information Certificate, no Obligor has received any notice of deficiency or other official notice to pay any Taxes.
5.6Material Agreements. No Secured Obligor is a party to any agreement or instrument adversely affecting its business, assets, operations or condition, nor is any Secured Obligor in default in the performance, observance or fulfillment of any material obligations, covenants or conditions contained in any agreement or instrument, including any Source Acquisition Document. All agreements and instruments to which any Secured Obligor is a party were executed and delivered, and are being performed, in accordance with applicable law.
5.7Title to Assets; Intellectual Property. Each Secured Obligor has good, marketable and legal title to its assets or leasehold title as to leased assets or rights as to licenses, and the same are not subject to any Liens other than Permitted Liens. Each party to the Pledge Agreement (other than Administrative Agent) has good, marketable and legal title to the assets pledged under the Pledge Agreement, and the same are not subject to any Liens. The Liens of Administrative Agent on the Collateral are and shall be prior to any other Lien on any of the Collateral. Each Obligor possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct business as now operated, without any known conflict with the rights of others, including items described in the Information Certificate. There is no infringement action, lawsuit, claim or complaint which asserts that any Obligor’s operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any apparatus or method of such Obligor or any adversely held trade-marks, trade names, trademark registrations, service names, service marks or copyrights, and no Obligor is in any way making use of any confidential information or trade secrets of any Person, except with the consent of such Person. Each Obligor has taken reasonable steps to protect its (a) computer programming language, software, hardware, firmware or related documentation, inventions, technical and nontechnical data related thereto, and (b) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by such Obligor or marketing studies conducted by such Obligor, all of which such Obligor considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties (except disclosure of source codes pursuant to licensing agreements), and such Obligor is the lawful owner of thereof, free and clear of any claim of any third party.

5.8Compliance With Laws; Absence of Default. (a) Each Obligor, and its properties, business operations and leaseholds, are in compliance in all material respects with all applicable laws, including all applicable US State Cannabis Laws, and with all of the provisions of its Organic Documents, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any indenture, agreement or other instrument, or any judgment, decree or order to which any Obligor is a party or by which any Obligor or any of its properties may be bound. Subject to and without limiting Section 11.23, no Obligor is engaged in any Restricted Cannabis Activities.
(b)Each Secured Obligor holds all Cannabis Licenses and other Permits that are required by any Governmental Authority (excluding those United States federal authorities that may enforce or interpret any laws or regulations or the like, so as to prevent or materially restrict the business of any Secured Obligor, or any laws or regulations that apply to cannabis) to permit it to conduct and operate such Secured Obligor’s or its respective Subsidiaries’ business as such is conducted on the Signing Date, pursuant to any applicable requirement of law. Schedule 22 of the Information Certificate contains a true, correct and complete list of all such Cannabis Licenses and Permits, each of which, as of the Signing Date and as of the Initial Funding Date, both immediately before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, (i) is lawfully, truly and exclusively held or owned by Secured Obligors or any of their Subsidiaries, (ii) is valid and in full force and effect, (iii) is free and clear of all Liens and other encumbrances other than the Lien of Administrative Agent, (iv) has neither been revoked nor is in the process of being revoked by any Governmental Authority and (v) has no threatened or pending process that would result in its loss, termination, suspension, withdrawal, revocation or expiration.
(c)Each Secured Obligor and each Subsidiary of a Secured Obligor is in material compliance with all laws and regulations pertaining to any and all Cannabis Licenses and other Permits. Neither any Secured Obligor nor any Subsidiary of a Secured Obligor is a party to, or the subject of, any investigation, notice of apparent liability, violation, forfeiture, or other order or complaint issued by or before any Governmental Authority or any other proceedings which could, in any manner, threaten or adversely affect the validity or continued effectiveness of any such Cannabis Licenses or other Permits of any Secured Obligor or any Subsidiary of a Secured Obligor, or give rise to any order of forfeiture. There is no pending threat of cancellation, loss, termination, modification or nonrenewal of any such Cannabis Licenses or other Permits of any Secured Obligor or any Subsidiary of a Secured Obligor, or any valid basis for such cancellation, loss, termination, modification or nonrenewal. Secured Obligors have no reason to believe that such Cannabis Licenses and other Permits will not be renewed in the ordinary course, or that such renewed Cannabis Licenses and other Permits would be materially different than the corresponding existing versions of such. Each Secured Obligor and each Subsidiary of a Secured Obligor has filed, in a timely manner, all material reports, applications, documents, instruments, and information required to be filed pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Cannabis Licenses or other Permits.

(d)Except as provided on Schedule 22 of the Information Certificate, and subject to the prior receipt of all necessary approvals to the transactions contemplated by the Loan Documents, including the granting of security interests in the Collateral, from the Licensing Division, from and after the Initial Funding Date, no Lien or other encumbrance (or any associated filings or other actions necessary to perfect such) on the Cannabis Licenses in favor of Secured Creditors will result in the Cannabis Licenses’ revocation, termination, nullification, or other similar cessation of effectiveness. Subject to the prior application for and receipt of all necessary approvals to the transactions contemplated by the Loan Documents, including the granting of security interests in the Collateral, from the Licensing Division, from and after the Initial Funding Date, Secured Obligors and their Subsidiaries will have each made all necessary or required disclosures of this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby to any Governmental Authority that has issued any Secured Obligor a Cannabis License or Permit.
5.9Business and Collateral Locations. Each Obligor’s chief executive office, principal place of business, office where such Obligor’s business records are located and all other places of business of such Obligor are as described in the Information Certificate; and except as otherwise described in the Information Certificate, none of the Collateral is in the possession of any Person other than a Obligor or an institution at which a Deposit Account, Securities Account or Commodity Account is maintained.
5.10ERISA. Except as otherwise set forth in the Information Certificate, no Obligor has any Plans. No Plan established or maintained by any Obligor had, has or is expected to have a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA), and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by any Obligor to be, incurred with respect to any such Plan by such Obligor. No Obligor is required to contribute to or is failing to contribute to a Plan or has any withdrawal liability to any Plan. No reportable event referred to in Section 4043(b) of ERISA has occurred that has resulted or could result in liability of any Obligor, and no Obligor has any reason to believe that any other event has occurred that has resulted or could reasonably be expected to result in liability of such Obligor as set forth above.
5.11Labor Relations. Except as described in the Information Certificate, neither any Secured Obligor nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. Except as described in the Information Certificate, on the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of the employees of any Secured Obligor or any Subsidiary of any Secured Obligor, or, to any Secured Obligor’s Knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Each Secured Obligor is in material compliance with all federal and state laws respecting employment and employment terms, conditions and practices. The operations of each Secured Obligor and each Subsidiary of each Secured Obligor are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.
5.12Anti-Corruption Laws and Sanctions. Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Obligor, its Subsidiaries and their respective officers and directors and, to the Knowledge of such

Obligor, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Obligor, any Subsidiary thereof, any of their respective directors or officers or employees, or (b) to the Knowledge of each Obligor, any agent or Affiliate of such Obligor or any Subsidiary thereof, is a Sanctioned Person. No borrowing of any Loan, use of proceeds, any Transaction or any other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

5.13Capital Structure. As of the date hereof, the Information Certificate sets forth the identity of each Person owning any Equity Interests of each Obligor and each Subsidiary thereof and the number or percentage of Equity Interests owned by each such Person. There are no outstanding agreements or instruments binding upon holders of any of any Obligor’s Equity Interests relating to ownership of such Equity Interests. Except as set forth in the Information Certificate, no Obligor has any Subsidiaries, and no Obligor has issued certificates evidencing ownership of its Equity Interests.
5.14Information Certificate. All of the representations and warranties in the Information Certificate are true and accurate on the Signing Date and will continue to be true and accurate on the Initial Funding Date and on each Subsequent Funding Date.
5.15Investment Company Act. Neither any Obligor nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
5.16Accuracy and Completeness of Information. All written information, reports, other papers and data relating to Obligors and their respective Subsidiaries furnished by or at the direction of any Obligor to Administrative Agent or any Lender were, at the time furnished, complete and correct in all material respects and none contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered. All financial statements provided to Administrative Agent or any Lender fairly present the financial position and results of operations of each Obligor as at the respective dates thereof and for the periods therein referred to and are consistent with the books and records of such Obligor. No fact is currently known to any Obligor which has, or could reasonably be expected to have, a Material Adverse Effect. With respect to projections, estimates and forecasts given to Administrative Agent or any Lender, such projections, estimates and forecasts are based on Obligors’ good faith assessment of the future of the business at the time made, and Obligors had a reasonable basis for such assessment at the time made. A true, correct and complete list of all officers, directors and managers of each Obligor and its Subsidiaries has been provided to Administrative Agent. There are no undisclosed written or oral side agreements with any individual or business whereby any Obligor or any Authorized Officer thereof has agreed to perform any material undertaking.
5.17Compensation of Officers and Employees. The compensation paid to each officer of each Obligor for the 12-month period ending on the last day of the month immediately preceding the month in which the Signing Date occurs, including salaries, withdrawals, fees, bonuses, commissions, profits distributions, drawing accounts and other payments, has been disclosed to Administrative Agent and Lenders. All such compensation that is due and payable as of the Signing Date has been paid in full as of the Signing Date. The foregoing information shall include the compensation paid to the officers of the Sellers even though the Source Acquisition won’t have been completed by the Signing Date.
5.18Affiliate Transactions. Except as set forth on the Information Certificate, no Secured Obligor is conducting, permitting or suffering to be conducted, transactions with any Affiliate. No Secured Obligor has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers, directors and managers of such Secured Obligor for travel and other expenses arising in the Ordinary Course of Business. Except as set forth in the Information Certificate, no Secured Obligor owes any Affiliate or member of such Secured Obligor any amounts or payments of any kind.

5.19Environmental Matters. Neither any Secured Obligor nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, Permit, certificate, approval or similar authorization thereunder and the operations of each of the Secured Obligors and their respective Subsidiaries comply in all material respects with all Environmental Laws and all licenses, Permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or to the best of each Secured Obligor’s Knowledge threatened with respect to any non- compliance with or violation of the requirements of any Environmental Law by any Secured Obligor or any of its Subsidiaries or the Release, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Secured Obligor, any Subsidiary thereof or the business, operations or assets thereof or any properties at which any Secured Obligor or any of its Subsidiaries has transported, stored or disposed of any Hazardous Materials. Neither any Secured Obligor nor any of its Subsidiaries has any Environmental Liability.
5.20Full-Time Commitment. Except as set forth on the Information Certificate, the Authorized Officers are working full-time in their activities of each Secured Obligor and, to the best Knowledge of each Secured Obligor, none of their other professional or business activities might materially interfere with the fulfillment of their full-time obligations to such Obligor.
5.21Material Adverse Change; Material Adverse Effect. There has been no material adverse change in Obligors’ business, key personnel or customers since December 31, 2023. No other event or circumstance has occurred or arisen since December 31, 2023 which could reasonably be expected to result in a Material Adverse Effect.
5.22No Contractual Defaults. There are no defaults by any Obligor or, to the Knowledge of each Obligor, by any other Person under any contract to which any Obligor is a party relating to any of the Mortgaged Properties, including any management, rental, service, supply, security, maintenance, or similar contract, other than defaults which do not permit the non-defaulting party to terminate the contract and which do not have, and are not reasonably be expected to have, a Material Adverse Effect. Neither any Obligor nor, to the Knowledge of each Obligor, any other Person, has received written notice or has any Knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in respect of any contracts affecting or concerning any of the Mortgaged Properties.
5.23No Reliance. Each Obligor acknowledges, represents, and warrants that it understands the nature and structure of the transactions contemplated by this Loan Agreement and the other Loan Documents, that it is familiar with the provisions of all of the documents and instruments relating to such transactions, that it understands the risks inherent in such transactions and that it has not relied on Administrative Agent or any Lender for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Agreement or any other Loan Document or otherwise relied on Administrative Agent or any Lender in any manner in connection with interpreting, entering into, or otherwise in connection with this Loan Agreement, any other Loan Document, or any of the matters contemplated hereby or thereby.

SECTION 6.AFFIRMATIVE COVENANTS

At all times prior to the later of the Maturity Date and the date of payment in full of the Obligations and termination of the Loan Documents each Secured Obligor and, solely with respect to Sections 6.1(a) and (c), 6.2 (first sentence with respect to the maintenance of adequate insurance as set forth in subsection (a)), 6.3 (as expressly provided therein), 6.4 (first sentence), 6.5 (introductory language and clauses (g) and

(h) (as expressly provided therein) only), 6.6 (first sentence), 6.9(b) (last sentence), 6.11, 6.13(a) (as expressly provided therein) and 6.16, each Unsecured Obligor, shall:

6.1Maintenance of Rights and Properties. (a) Maintain and preserve all rights, franchises, Permits, privileges and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, working order and condition; conduct its business in an orderly manner without voluntary interruption; maintain and preserve its existence; and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. (b) Each Secured Obligor shall remain the sole and lawful owner of, and in possession of, its assets, and use its assets only in its trade or business.

(c) Each Obligor shall use and maintain its assets only in compliance with all applicable laws, regulations and insurance policies, including all Environmental Laws and all US State Cannabis Laws, other than US Federal Cannabis Laws as and solely to the extent described in Section 11.23.

6.2Insurance. In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain, on behalf of itself and its Subsidiaries, (a) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Obligor and its Subsidiaries, and (b) business interruption insurance in such amounts and with such coverages, limits and deductibles as is customary in the business of such Secured Obligor and its Subsidiaries; provided, however, that all such insurance, including all coverages, limits and deductibles, shall be reasonably acceptable to Administrative Agent. All such insurance policies of the Secured Obligors shall name Administrative Agent as additional insured or lender loss payee, as the case may be. Each Secured Obligor shall deliver certificates of insurance evidencing that the required insurance is in force, together with satisfactory additional insured or lender loss payee, as the case may be, endorsements. Each policy of insurance or endorsement of a Secured Obligor shall contain, unless Administrative Agent agrees otherwise, in its discretion, a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever other than non-payment of premiums, in which case 10 days prior written notice is acceptable, and, if requested by Administrative Agent, a clause that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Secured Obligor or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Secured Obligor fails to provide and pay for such insurance, Administrative Agent may, at Secured Obligors’ expense, procure the same, but shall not be required to do so. Each Secured Obligor agrees to deliver to Administrative Agent, promptly as rendered, true copies of all reports made by such Secured Obligor in any reporting forms to insurance companies.
6.3Visits and Inspections. Permit representatives of Administrative Agent and each Lender to: visit and inspect properties of each Obligor and each of its Subsidiaries; inspect, audit and make extracts from the Books of any Secured Obligor and the Books of its Subsidiaries which are Secured Obligors, including all records relating to any Collateral; conduct field examinations and appraisals; and discuss with its officers, employees and independent accountants such Secured Obligor’s and its Subsidiaries’ (which are Secured Obligors) businesses, assets, liabilities, financial positions, results of operations and business prospects; provided, however, that unless a Default or an Event of Default exists, the foregoing shall be conducted during normal business hours and upon reasonable prior notice to Secured Obligors, and, with respect to inspections, audits or field examinations, no more than twice per calendar year; and provided, further, that, upon the occurrence and continuance of a Default or an Event of Default and subject to compliance with applicable laws, upon the request of Administrative Agent, Secured Obligors shall assemble, deliver or otherwise make available to Administrative Agent, at a location to be determined by Administrative Agent, all Books of any  Secured Obligor and any other Collateral requested by

Administrative Agent. This Agreement shall constitute Secured Obligors’ authorization to its accountants to discuss Secured Obligors’ affairs, finances and accounts with such representatives of Administrative Agent and each Lender. In addition to the foregoing, Administrative Agent may, at its option if an Event of Default has occurred and is continuing, from time to time obtain a quality of earnings report with respect to Secured Obligors. Nothing contained in this Section 6.3 shall require Obligors to violate any provision of applicable Local Cannabis Laws, and the exercise of Administrative Agent’s and Lenders’ rights under this Section 6.3 shall be exercised in accordance with applicable Local Cannabis Laws.

6.4Taxes, other Obligations, Etc. (a) File all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, including any permissible extensions, and (b) pay and discharge, before the same shall become delinquent or in default, its obligations, including Taxes and nongovernmental levies or charges resulting from covenants, conditions, and restrictions affecting its assets which are assessed or imposed upon such assets or become due and payable, except and only to the extent that the validity or amount thereof is being Properly Contested. Administrative Agent may, at its option, from time to time, discharge any Taxes or Liens on any of the Collateral, and Secured Obligors will pay to Administrative Agent on demand or Administrative Agent in its discretion may charge to Secured Obligors all amounts so paid or incurred by Administrative Agent to the Loan Account, and such amounts paid or incurred by Administrative Agent shall constitute Obligations secured by the Collateral. If requested by Administrative Agent, the applicable Secured Obligor shall provide proof of payment or, in the case of withholding or other employee taxes, deposit required by applicable law and shall deliver to Administrative Agent copies of all tax returns (and amendments thereto).
6.5Financial Statements and Other Information. Each Obligor shall keep accurate and complete records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and each Secured Obligor shall prepare or furnish, or cause to be prepared or furnished to Administrative Agent and Lenders the following:
(a)as soon as available, and in any event within 15 days after the end of each month hereafter, including the last month of each Fiscal Year, unaudited balance sheets of Borrowers and their Subsidiaries as of the end of such month and the related unaudited combined statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a combined and consolidated and consolidating basis, including a comparison to budget and the last year’s results for the same period and including a dispensary by dispensary reconciliation to the Borrowers’ combined and consolidated profit and loss statement showing monthly sales and contribution to EBITDA and certified by a Financial Officer as prepared in accordance with GAAP and fairly presenting the combined financial position and results of operations of Borrowers and their Subsidiaries for such month and period, subject only to normal year-end adjustments and lack of footnotes;
(b)as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrowers, copies of the consolidated and consolidating balance sheets of Borrowers and their Subsidiaries, and the related combined and consolidated and consolidating statements of income and cash flows of Borrowers and their Subsidiaries for such Fiscal Year, setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding Fiscal Year and in the then-current budget for such Fiscal Year, such combined statements audited and certified without qualification, or exception as to the scope of such audit, by an independent public accounting firm reasonably acceptable to Administrative Agent, together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported;
(c)promptly after the sending or filing thereof, as the case may be, copies of any (i) statements or reports which any Secured Obligor has made generally available to its equity holders, (ii) material reports which any Secured Obligor files with any Governmental Authority, including with respect to any Permits, and (iii) press releases or other statements made available by any Secured Obligor to the public concerning material changes to or developments in the business of such Secured Obligor;

(d)as soon as available, and in any event within 60 days after the beginning of each Fiscal Year, provide to Administrative Agent a copy of Borrowers’ consolidated capital and operating expense budgets, projections of sources and applications of funds, projections of EBITDA for the Borrowers, of the Fixed Charge Coverage and Leverage Ratios, income statements, balance sheets and profit and loss projections of Borrowers and their Subsidiaries, all for each month of such Fiscal Year, all itemized in reasonable detail (including itemization of provisions for executive officers’ compensation). Upon the occurrence and continuance of a Default or Event of Default, such budgets, projections and other information shall be in form and substance (including with respect to amounts of proposed Capital Expenditures) satisfactory to Administrative Agent, and Administrative Agent shall, in addition, be furnished with and have the ability to consent to any proposed material revisions made in the budgets, projections or other information furnished pursuant to this Section 6.5(d) within 20 days after the proposal of such revisions. Administrative Agent’s failure to timely consent to, or reject, the foregoing shall constitute Administrative Agent’s consent and acceptance thereof. All of the foregoing information provided to Administrative Agent pursuant to the preceding sentence with respect to which a budget, projections or other information has been submitted shall set forth, to the extent practicable, in comparative form, figures for such budget, projection or other information for the applicable preceding accounting period;
(e)promptly upon receipt or transmission thereof, and in any event no later than five Business Days after the date of such receipt or transmission, copies of all communications to and from applicable Governmental Authorities, including the Internal Revenue Service, the Federal Communications Commission, the Pension Benefit Guaranty Corporation, the Environmental Protection Agency and the Securities Exchange Commission, regarding notice of enforcement proceedings, complaints (other than immaterial complaints or deficiencies), inspections (to the extent that such inspection is not merely a routine inspection by such Governmental Authority) and related matters addressed to any Borrower, any other Secured Obligor or any Subsidiary thereof;
(f)promptly, upon obtaining knowledge thereof (and, in any event, within five Business Days of obtaining the following), (i) any notice of any proposed amendment to, or revocation or reduction of, or information concerning the status or renewal of, any Cannabis License held by any Borrower or any Subsidiary of a Borrower (including information that such a Cannabis License may not be renewed or that any renewed Cannabis License will be different than any existing Cannabis License, any change in applicable laws affecting the legality or validity of any existing Cannabis License, and evidence of the timely payment of all necessary fees and other payments to any Governmental Authority), (ii) copies of any written materials and all other details associated therewith, (iii) any additional diligence or actions suggested by any geotechnical or environmental firm to Borrowers with respect to a Mortgaged Property and (iv) copies of all reports, Phase IIs and other information obtained in connection with such additional diligence and actions. In addition, Borrowers shall promptly deliver any update to Schedule 22 of the Information Certificate that would be necessary to ensure that such schedule remains true, correct, and complete at all times, as if the representations given with respect to Schedule 22 of the Information Certificate were given at such time;
(g)as soon as available, but not later than five days after the filing of same with the Internal Revenue Service or analogous state Governmental Authority, a copy of the federal and state income tax returns of each Obligor for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service or such analogous state Governmental Authority and, in the event such Borrower shall file an application for extension of the time to file an income tax return with respect to any such tax return, each Obligor agrees to furnish to Administrative Agent a copy of same, not later than 15 days after such application for an extension is filed;

(h)	within three Business Days after the occurrence of any event hereinafter described,

(i) detailed information with respect to proposed material events relating to the operations of Secured Obligors (including matters relating to any public offering of securities, financing arrangements and contracts for substantial amounts of any Secured Obligor’s or any of their Subsidiaries’ products and contracts for any related services), (ii) copies of all material documents filed with any court with respect to any material litigation in which any Obligor is a party, (iii) certified copies of all amendments to the Organic Documents of any Obligor (provided, however, that Secured Obligors must comply with Section 7.1 with respect to any such amendment), (iv) written notice of the occurrence of any Default or any Event of Default, (v) written notice of receipt of any notice of any violation of any laws or regulations in any material respect received from any Governmental Authority, along with the applicable Obligor’s proposed corrective action as to such violation, (vi) written notice of the occurrence of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect, (vii) written notice of the filing or commencement of any action, suit or other proceeding against, or any demand for arbitration against or affecting any Obligor that could reasonably be expected to result in a judgment in an amount in excess of

$500,000 or which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, and (viii) written notice of any default under any loan or lease of Real Property to which any Secured Obligor is a party; and

(i)from time to time and promptly (and in any event within ten Business Days of) upon each request from Administrative Agent or any Lender, (i) such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations, business prospects or ownership of Secured Obligors, or any of them, as Administrative Agent or such Lender may reasonably request, and (ii) such information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Concurrently with the delivery of the financial statements described in Sections 6.5(a) and 6.5(b), or more frequently if requested by Administrative Agent during any period that a Default or Event of Default exists, the Secured Obligors shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate, together with a detailed description of all Restricted Payments, Permitted Investments, Permitted Asset Dispositions and incurrences of Permitted Indebtedness and Permitted Liens arising during the period(s) covered by such reports.

6.6Compliance with Laws and Agreements; Hazardous Materials. Each Obligor shall comply with all applicable laws (including the PATRIOT Act, Anti-Corruption Laws, ERISA, all securities laws and all Environmental Laws, all US Federal Cannabis Laws and all US State Cannabis Laws) and all other laws regarding the collection, payment and deposit of Taxes, comply with all agreements, leases, licenses, franchises, indentures and mortgages to which such Obligor is a party or by which such Obligor or any of its properties is bound and obtain and keep in full force and effect any and all Permits and all governmental approvals necessary to the ownership of its properties or the conduct of its business. No Secured Obligor nor any Subsidiary thereof shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any Hazardous Materials, except as permitted by and in compliance with all applicable laws (including Environmental Laws). Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.7Financial Covenants. From the date(s) specified below, until the later of the Maturity Date and payment in full of Obligations, the Borrowers shall comply with the following covenants:
(a)Fixed Charge Coverage Ratio. Commencing on the first day of the calendar month immediately following the sixth complete calendar month following the month in which the Initial Funding

Date occurs, the Borrowers shall maintain, on a combined consolidated basis, at all times a Fixed Charge Coverage Ratio, tested at the end of each fiscal month based upon the immediately preceding Applicable Fiscal Period, of not less than 1.30 to 1.00.

(b)Leverage Ratio. Commencing on the first day of the calendar month immediately following the sixth complete calendar month following the month in which the Initial Funding Date occurs, the Borrowers shall maintain, on a combined consolidated basis, at all times a Leverage Ratio, tested at the end of each fiscal month based upon the immediately preceding Applicable Fiscal Period, of not more than

1.50 to 1.00.

(c)Unrestricted Cash. Commencing on the Initial Funding Date, the Borrowers shall maintain at all times Unrestricted Cash of an amount equal to at least 10% of the outstanding principal amount of the Loans in a Deposit Account subject to a Controlled Account Agreement.

With respect to clauses (a) and (b) above, by way of example, if the Initial Funding Date is June 20, 2024, then the financial covenants in such clauses shall commence on January 1, 2025.

6.8Lien Waivers. In connection with each contract or other agreement (including any lease) to which any Secured Obligor is a party that would or reasonably could be expected to require the location of Collateral on property that is not owned by any Secured Obligor, and at all other times reasonably deemed necessary by Administrative Agent, use commercially reasonable efforts to obtain a Lien Waiver and a collateral assignment of lease from the appropriate Person or Persons.
6.9	Controlled Accounts.
(a)The Secured Obligors shall establish and maintain one or more Deposit Accounts with such bank(s) as may be selected by such Secured Obligor. Each Secured Obligor shall take all steps to ensure that all of its Account Debtors forward all items of payment to a Deposit Account that is a Controlled Account, and in no event shall any Secured Obligor direct any Account Debtor to forward any item of payment to any account other than a Deposit Account that is a Controlled Account. Each Deposit Account, Securities Account or Commodity Account maintained by or for the benefit of a Secured Obligor shall be subject to a Controlled Account Agreement at all times.
(b)In the event that any Secured Obligor shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Secured Obligor shall hold the same as trustee for Administrative Agent, shall segregate such remittances from its other assets and shall promptly deposit the same into a Controlled Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment (including from the sale of any assets or constituting insurance or condemnation proceeds) constituting Collateral (including proceeds thereof) received by any Obligor shall be deposited into a Controlled Account promptly upon (and in any event within one Business Day of) receipt thereof by such Obligor.
6.10Products and Services Warranty. Each Secured Obligor shall grow and manufacture, and provide all services, in conformity with all applicable contractual commitments and all express or implied warranties and ensure no such products or services contain any latent defects.
6.11Meetings. Each Obligor shall hold meetings of its Board and its equity holders as provided for in its Organic Documents, and minutes of such meetings shall be prepared and maintained as a part of the permanent records of Parent. Administrative Agent may request that the management of Parent and Administrative Agent meet, (a) by video conference or teleconference, which request would be made no more than twice per calendar quarter unless a Default of Event of Default has occurred and is continuing, and (b) by in-person meeting at the principal office of Parent, once per calendar year.

6.12Use of Proceeds. Each Borrower shall use the proceeds of the Loans (a) to fund the payment of the fees, costs and expenses associated with the closing of the Transactions, (b) to finance the Source Acquisition pursuant to the Source Acquisition Documents and (c) for working capital purposes, in each case, to the extent consistent with the terms of the Loan Documents and applicable law. No proceeds received pursuant to this Agreement will be used to purchase or carry any Margin Stock. No Borrower shall request the borrowing of the Loans, and no Borrower shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.13	Further Assurances.
(a)Each Obligor shall take such further actions as Administrative Agent shall reasonably request from time to time in connection herewith to evidence, give effect to or carry out this Agreement and the other Loan Documents and any of the transactions contemplated hereby or thereby. Promptly after Administrative Agent’s request therefor, each Secured Obligor shall execute or cause to be executed and delivered to Administrative Agent such instruments, assignments, title certificates or other documents as are necessary or desirable under the UCC or other applicable law (including any motor vehicle certificates of title act) to protect or perfect (or continue the perfection of) Administrative Agent’s Liens upon the Collateral. In furtherance of the foregoing, each Secured Obligor agrees to take such further actions as Administrative Agent shall request to perfect and maintain a first-priority lien in any fee simple interests and land contracts to which any Secured Obligor is a party.
(b)(i) Each Secured Obligor shall cause each other Person, upon such other Person becoming a Subsidiary of such Secured Obligor (provided that this Section 6.13(b) shall not be construed to constitute consent by Administrative Agent to any transaction not expressly permitted by the terms of this Agreement), promptly to join this Agreement as an Obligor (or as a Borrower or a Guarantor, at the option of Administrative Agent), guaranty the Obligations and grant to Administrative Agent, grant for the benefit of Secured Creditors, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations, (ii) each Secured Obligor shall pledge, or cause to be pledged, to Administrative Agent all of the Equity Interests of such Subsidiary to secure the Obligations and (iii) each Secured Obligor and each such Subsidiary shall execute or deliver such other agreements, documents and opinions requested by Administrative Agent.
(c)To the extent commercially reasonable, cooperate with any Lender that is a “real estate investment trust” within the meaning of 856 of the Internal Revenue Code with respect to amending, supplementing or otherwise modifying any Loan Documents in connection with any actions or modification not adverse to Borrowers in any material respect necessary or advisable to maintain such Lender’s status as such.
6.14After Acquired Real Property. Upon the acquisition by any Secured Obligor after the date hereof of any fee interest in any Real Property (wherever located), promptly, but in any event within five Business Days, such Secured Obligor shall so notify Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the Real Property, any financing for such acquisition, any structures or improvements thereon and either, at the option of Administrative Agent, an appraisal or such Secured Obligor’s good-faith estimate of the current value of such Real Property. Administrative Agent shall notify such Secured Obligor whether it desires to obtain a Mortgage (and any other Real Property deliverables) with respect to such new Real Property, provided that any such Mortgage would be subordinate to any Mortgage incurred in connection with Secured Obligor’s financing of the acquisition of such Real Property (but only to the extent such financing is permitted hereunder) and granted only with the consent of the lender of such acquisition financing (and such Secured Obligor shall use commercially reasonable efforts to obtain such consent). Upon receipt of such notice requesting a Mortgage (or subordinate Mortgage, and any other Real Property deliverables), such Secured Obligor shall promptly, but in any event within 10 Business Days, furnish the same to Administrative Agent, along with each of the other items required in Sections 4.1(b)(viii) through 4.1(b)(xi) and, if requested by Administrative Agent, a legal opinion with respect to such Person and such Mortgage. Secured Obligors shall pay all reasonable fees and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Secured Obligor’s obligations under this Section 6.14.

6.15	Loan Monitoring.
(a)Secured Obligors shall provide Administrative Agent, at all times during the term of this Agreement, with sufficient real-time access to view the activity in (i) all commercial transaction accounts of Secured Obligors, including all Securities Accounts and Deposit Accounts and (ii) such other accounts and sales and inventory software and data as we deem necessary and appropriate, for the purpose of monitoring the business activities and finances of Secured Obligors.
(b)Secured Obligors shall grant to Administrative Agent, at all times during the term of this Agreement, view access with respect to its Sales Tracking Software.
(c)Within 30 days of receipt of a written request from Administrative Agent, Secured Obligors shall provide daily transaction log files from each Secured Obligor’s ACH payment processor vendors and card processors, in each case.
6.16	Regulatory Approvals; Communications with Governmental Authorities.
(a)Each Obligor shall use good faith and best efforts, and shall fully cooperate with the Secured Creditors and each applicable Governmental Authority, to obtain any approvals as may be necessary or desirable under applicable US State Cannabis Laws and US Federal Cannabis Laws with respect to registration of this Agreement (and or the Loans provided hereunder), the rights and remedies provided to the Administrative Agen or the other Secured Creditors hereunder and or affiliation of the Secured Creditors.
(b)Each Obligor shall use good faith and best efforts, and shall fully cooperate with the Secured Creditors and each applicable Governmental Authority, to obtain any pre-approvals or approvals as may be necessary or desirable under applicable US State Cannabis Laws and US Federal Cannabis Laws to assign or transfer any Cannabis Licenses held by any Obligor upon the occurrence and continuation of an Event of Default and the exercise of remedies in accordance with the terms of the Loan Documents.

SECTION 7.  NEGATIVE COVENANTS

At all times prior to the later of the Maturity Date and the date of payment in full of the Obligations and termination of the Loan Documents, no Secured Obligor shall:

7.1Fundamental Changes. Other than as contemplated in connection with the Source Acquisition, (a) merge, reorganize or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; (b) change its federal employer identification number; (c) conduct business under any fictitious name except for any fictitious name shown in the Information Certificate or change its legal name, state of incorporation or formation, organizational identification number or structure, in each case of this clause (c), without having first provided at least 30 days prior written notice to Administrative Agent and complying with all reasonable requirements of Administrative Agent in regard thereto; (d) relocate its chief executive office or principal place of business without having first provided at least 30 days prior written notice to Administrative Agent and complying with Section 6.8; (e) acquire any Subsidiary or create any Subsidiary, without having first provided at least 30 days prior written notice to Administrative Agent and complying with Section 6.13(b); or (f) amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents.

7.2Conduct of Business. Suspend or otherwise discontinue all or any material part of its business operations for any other reason; move, transfer or otherwise locate any assets used at, acquired to be used at, arising from, located at or relating to the facilities and operations conducted at any property encumbered by any Mortgage to any other property, other than transfers of assets between properties owned or leased by Secured Obligors or any Affiliate in the Ordinary Course of Business or as otherwise contemplated in connection with the Source Acquisition; or transfer any Cannabis Licenses, cannabis inventory and any other cannabis assets regulated or monitored by any Licensing Division except in compliance with applicable laws and, with respect to cannabis inventory, with such transfer being properly recorded in the Sales Tracking Software.

Liens.

7.3	Liens. Create, incur or suffer to exist any Lien on any of its assets other than Permitted

7.4	Investments; Asset Dispositions.
(a)	Purchase, own, invest in or otherwise acquire, directly or indirectly, (i) any Equity

Interests (other than the creation or capitalization of any Subsidiary subject to compliance with Section 6.13(b)), evidence of Indebtedness or other obligation or security, (ii) substantially all or a portion of the business or assets of any other Person or any division or line of business thereof or (iii) any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (“Investments”), except:

(x)	Permitted Investments;
(y)reimbursement of expenses to officers or employees of Secured Obligors in the Ordinary Course of Business; and
(z)any Secured Obligor may make deposits into Deposit Accounts and Securities Accounts permitted by Sections 6.9 and 7.10.
(b)Make any Asset Disposition (real or personal, tangible or intangible) other than Permitted Asset Dispositions.
7.5Indebtedness. Create, incur, guarantee or suffer to exist any Indebtedness other than Permitted Indebtedness.
7.6Restricted Payments. Directly or indirectly declare or make any Restricted Payment or set aside any funds for any such purpose; provided, however, that (a) each Subsidiary of a Secured Obligor may make Distributions to such Secured Obligor or a Subsidiary of a Secured Obligor that is also a Secured Obligor and (b) so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) after giving effect thereto, the Borrowers are in pro forma compliance with the Financial Covenants set forth in Section 6.7 (as demonstrated in a compliance certificate (with calculations and supporting details) in form and substance satisfactory to the Administrative Agent delivered by the Borrowers to the Administrative Agent), DRP and DRO may make Restricted Payments to Parent on a quarterly basis, but only after Borrowers have satisfied their obligations under Section 2.4(b)(ii) and only if such Restricted Payments are disregarded in calculating Excess Cash Flow.

7.7ERISA. Withdraw from participation in, permit any full or partial termination of or permit the occurrence of any other event with respect to any Plan maintained for the benefit of a Borrower’s employees under circumstances that could reasonably be expected to result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Plan described in Section 4001(a)(3) of ERISA which covers a Borrower’s employees.
7.8Tax and Accounting Matters. File or consent to the filing of any consolidated income tax return with any Person other than Obligors or their Subsidiaries or Affiliates (including, without limitation, Parent); make any significant change in accounting treatment, accounting methods or reporting practices, except as required by GAAP; or establish a fiscal year different than the Fiscal Year.
7.9Intellectual Property. (a) Allow any of its material Intellectual Property to be abandoned, forfeited or dedicated to the public, except any Intellectual Property that is no longer useful or necessary in the Ordinary Course of Business, or (b) suffer any claim that Borrower’s material Intellectual Property infringes on the intellectual property rights of another Person, unless Borrowers have notified Administrative Agent of such claim within five Business Days, and such claim is dismissed within 30 Business Days from initiation thereof or such Borrower has provided evidence satisfactory to Administrative Agent that such claim will be properly contested by such Borrower in good faith by appropriate proceedings.
7.10Maintenance of Accounts. Maintain any Deposit Account, Securities Account or Commodity Account, unless (a) required by Section 6.9 or (b) such Deposit Account, Securities Account or Commodity Account is subject to a Controlled Account Agreement.
7.11Capital Expenditures. Make or incur Capital Expenditures other than Capital Expenditures (a) that were set forth on a budget, or any update thereof, delivered to, and approved by, Administrative Agent pursuant to Section 6.5, (b) in connection with Permitted Investments, (c) constituting improvements to Real Property owned or leased by Borrowers, (d) related to or arising from the Source Acquisition, the integration of the businesses of Borrowers and Sellers, or to improve the efficiency of the business or operations of Borrowers after the Closing of the Source Acquisition, or (e) incurred in the Ordinary Course of Business for purposes which are accretive for the Borrowers’ business in an amount that shall not exceed $4,000,000 (on a combined basis) in any Fiscal Year.
7.12	[Reserved]
7.13Changes to Material Contracts. (a) Amend, supplement or otherwise modify, or waive any material right under, any Source Acquisition Document, any lease for Real Property used in the business or operations of a Borrower as a retail dispensary (other than any amendment or modification of such lease that is to the benefit of such Borrower), or any other contract or agreement involving consideration paid or payable by a Borrower in excess of $2,000,000, or (b) enter into any collective bargaining agreement, without having provided Administrative Agent with prior notice of such entry.
7.14Inconsistent Agreements. Enter into any contract or agreement which would violate the terms hereof or any other Loan Document, or enter into any agreement for Indebtedness described in subsections (a), (b), (f), (g), or (i) (to the extent the Indebtedness guaranteed by such Person is of the type listed in this Section 7.14) and of the definition thereof with covenants more restrictive than the covenants set forth in the Loan Documents unless the Loan Documents are concurrently modified with the execution and delivery of such other agreement to include such covenants.
7.15Sale-Leasebacks and Other Off-Balance Sheet Transactions. Engage in any synthetic lease, tax retention operating lease, Sale and Leaseback Transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product.

7.16Arms-Length Transactions. Engage in any transaction with any of any Borrower’s officers, directors, managers, employees or Affiliates, except for an “arms-length” transaction on terms no less favorable to such Borrower than would be granted to such Borrower in a transaction with a Person who is not an Affiliate of such Borrower, which transaction shall be disclosed in a timely manner to Administrative Agent prior to the consummation of such transaction.
7.17Negative Pledge. Enter into, directly or indirectly, any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of any Borrower or any Subsidiary thereof to create, incur, pledge or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of any Borrower to pay Distributions to such Borrower.
7.18Other Indebtedness. (a) Make any payment with respect to any Permitted Indebtedness for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, other than the Obligations and regularly scheduled payments of principal and interest as set forth in the documents evidencing such Permitted Indebtedness or any Permitted Refinancing thereof, or (b) amend or otherwise modify any document evidencing such Permitted Indebtedness (other than the Obligations or any Permitted Refinancing).

SECTION 8.EVENTS OF DEFAULT; REMEDIES

8.1Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement:
(a)Any Borrower shall fail to pay the principal amount of any of the Obligations or any interest thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or any Obligor shall fail to pay any other Obligation when due.
(b)Any Obligor fails or neglects to perform, keep or observe any covenant applicable to it contained in Section 6.1, 6.2, 6.3, 6.5, 6.7, 6.9, 6.12, 6.13, 6.15, 6.16, 7 or 9.
(c)Any Obligor fails or neglects to perform, keep or observe any other covenant contained in this Agreement or any other Loan Document applicable to it, or any Guarantor fails or neglects to perform, keep or observe any covenant of such Guarantor set forth in Section 9 of this Agreement, if the breach of such other covenant is not cured, if such breach is capable of cure, to Administrative Agent’s satisfaction within 30 days after the occurrence thereof.
(d)Any representation, statement, report or certificate made or delivered by any Borrower to Administrative Agent or any Lender under this Agreement, any other Loan Document or otherwise is not true and correct, in any material respect, when made, deemed made or furnished.
(e)An Insolvency Proceeding (i) is commenced against any Obligor and is not dismissed within 45 days thereafter or (ii) is commenced by any Obligor.
(f)One or more judgments in excess of $500,000 shall be entered against any Borrower and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien and which is not being Properly Contested by Borrower.
(g)There is a default, after the expiration of any applicable cure period, under any agreement, mortgage or indenture to which any Borrower is a party with a Person with an outstanding balance owed in excess of $500,000, if, as a result of such default the Indebtedness or other obligation evidenced or secured by any such agreement may be accelerated or demand for payment thereof may be made and which is not being Properly Contested by Borrower.

(h)Any Guarantor revokes or attempts to revoke any Loan Document signed by such Guarantor; repudiates or disputes such Guarantor’s liability thereunder; is in default under the terms thereof; or fails to confirm in writing, promptly after receipt of Administrative Agent’s written request therefor, such Guarantor’s ongoing liability under any Loan Document signed by such Guarantor in accordance with the terms thereof.
(i)A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Administrative Agent, in its discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Plan resulting from such Borrower’s, such other Obligor’s, complete or partial withdrawal from such Plan.
(j)Any Borrower shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent in accordance with the terms thereof.
(k)	[Reserved]
(l)	A Change of Control shall occur.
(m)A Change of Management shall occur, and Keith Capurro shall not be replaced by a Person reasonably acceptable to Administrative Agent within 60 days of the date on which such Change of Management occurs.
(n)Subject to Section 11.23, a Change in Law shall occur, or any Borrower shall engage in any Restricted Cannabis Activity.
(o)Any Cannabis License or any material Permit of a Borrower shall be revoked, fail to be renewed, suspended or otherwise under threat of being terminated by a Governmental Authority or the Licensing Division issuing such Cannabis License or any material Permit, other than any termination of a Cannabis License or material Permit at Borrower’s election that is no longer useful or necessary in its business or operations, or any Borrower shall fail to be eligible for any reason to maintain or renew any Cannabis License or any material Permit.
(p)	[Reserved].
(q)Any Borrower, or any officer, director, shareholder or managing employee of a Borrower in connection with the performance of his or her duties for Borrower (i) shall have been found guilty of an act of fraud or shall have been indicted for or convicted of a felony crime, or (ii) shall have become subject to any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any US federal Governmental Authority with respect to an alleged breach of US Federal Cannabis Law or by any State or local Governmental Authority with respect to any alleged breach of any US State Cannabis Law.
(r)Any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid, perfected and, except to the extent permitted by the terms hereof, first priority Lien on or security interest in the Collateral covered hereby or thereby.
(s)Any litigation or proceeding is commenced against any Borrower for payment of money in excess of $1,000,000 that is reasonably expected by Borrower to result in a judgment for at least that amount.

(t)	[Reserved].
(u)	An event occurs that has a Material Adverse Effect.
(v)Administrative Agent for any reason in good faith reasonably deems Secured Creditors insecure with respect to repayment of any Obligation.
(w)Any of the assets of any Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or a material loss of Collateral in excess of insurance coverage shall occur.
(x)Any Person party to any subordination or intercreditor agreement in favor of or with Administrative Agent (other than, in each case, Administrative Agent) shall challenge in any action, suit or other proceeding the validity or enforceability of such Loan Document, the legality or enforceability of any of any Person’s obligations thereunder or the perfection or priority of any Lien granted to Administrative Agent, or such subordination or intercreditor agreement ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent and Lenders in accordance with the terms thereof.
8.2Remedies. Upon or after the occurrence and continuance of an Event of Default, Administrative Agent may, in its discretion, and Administrative Agent shall, at the direction of Required Lenders, in each case, without notice to or demand upon any Borrower and subject to the requirements of applicable law, Licensing Divisions, and Local Cannabis Law, as applicable, do any one or more of the following:
(a)Declare all Obligations, whether arising pursuant to this Agreement or otherwise, due, whereupon the same shall become without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand each Borrower expressly waives) immediately due and payable (provided, that, upon the occurrence of any Event of Default described in Section 8.1(e), all Obligations shall automatically become immediately due and payable without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand each Borrower expressly waives)), and Borrowers shall pay to Administrative Agent, for the benefit of Secured Creditors, the entire outstanding aggregate principal balance of, and accrued and unpaid interest on, the Loans and all other Obligations plus reasonable attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;
(b)Cease advancing any money or extending any credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Administrative Agent or any Lender and terminate the Loan Commitments of all Lenders;
(c)Notify Account Debtors owing Accounts to any Borrower or lessees of any Borrower that their Accounts have been assigned to Administrative Agent, for the benefit of Secured Creditors, and that Administrative Agent, for the benefit of Secured Creditors, has a security interest therein, collect them directly and charge the collection costs and expenses to the applicable Loan Account, and such costs and expenses shall constitute Obligations secured by the Collateral;
(d)Require each Borrower to (i) provide prompt written notice to its current banks to transfer all items, collections and remittances to a Controlled Account or as otherwise directed by Administrative Agent, (ii) provide prompt written notice to each Account Debtor that Administrative Agent has been granted a Lien upon all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to a Controlled Account or as otherwise directed by Administrative Agent, and each Borrower hereby authorizes Administrative Agent to send any and all similar notices and directions to such Account Debtors, and (iii) do anything further that may be lawfully required by Administrative Agent to create and perfect Administrative Agent’s Lien on any Collateral and effectuate the intentions of the Loan Documents;

(e)Without the requirement of notice to or upon any Borrower or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), (i) with respect to any of Borrowers’ Deposit Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-104 of the UCC, instruct the bank maintaining such Deposit Account for the applicable Borrower to pay the balance of such Deposit Account to or for the benefit of Administrative Agent, and (ii) with respect to any of Borrowers’ Securities Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-106 of the UCC, instruct the securities intermediary maintaining such Securities Account for the applicable Borrower to (A) transfer any cash in such Securities Account to or for the benefit of Administrative Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Administrative Agent;
(f)Take immediate possession of any Collateral, wherever located; require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; and enter any premises where any of the Collateral may be located and keep and store the Collateral on said premises until sold (and if said premises are the property of any Borrower, then each Borrower agrees not to charge any Secured Creditor for storage or other use thereof);
(g)With or without having the Collateral at the time or place of sale, sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent shall give the applicable Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to such Borrower at least 10 days prior to such sale or sales is reasonable notification. At any public sale Administrative Agent or any Lender may bid (including credit bid) for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower;
(h)(i) With notice to the applicable Obligor, exercise all voting rights, and all other ownership or consensual rights, in respect of the Equity Interests pledged by such Obligor, but under no circumstances is Administrative Agent obligated by the terms of this Agreement or any other Loan Document to exercise such rights, and (ii) if Administrative Agent duly exercises its right to vote any of such Equity Interests in accordance with clause (i) above, each Obligor hereby appoints Administrative Agent such Obligor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Equity Interests in any manner Administrative Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable;
(i)Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of each Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver;
(j)Set off any cash of any Borrower in the possession of Administrative Agent or any Lender, and apply the balances therein to the payment of the Obligations; and
(k)Exercise any and all rights and remedies provided for herein, under the other Loan Documents, under the Uniform Commercial Code (including the UCC) and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral or any other assets on which Administrative Agent has a Lien pursuant to the Loan Documents by any available judicial procedure or to take possession of and sell any or all of the Collateral or any other assets on which Administrative Agent has a Lien pursuant to the Loan Documents with or without judicial process.

Upon or after the occurrence and continuance of an Event of Default and subject to the requirements of applicable Local Cannabis Laws, Administrative Agent shall have the right to appoint a receiver for the property of any Borrower or a chief restructuring officer for the operation of any Borrower, and Borrowers hereby consent to such rights and such appointment and hereby waive any objection Borrowers may have thereto or the right to have a bond or other security posted by Administrative Agent in connection therewith.

Upon or after the occurrence and continuance of an Event of Default, Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of compensation to any Borrower or any other Person) any or all of each Borrower’s patents, trademarks, tradenames and copyrights and all of each Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower’s rights under all licenses and franchise agreements shall inure to Administrative Agent, for the benefit of Secured Creditors.

The proceeds realized from any sale or other disposition of any Collateral shall be applied, after allowing two Business Days for collection, as provided in Section 2.4(d).

8.3Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Obligors in any of the Loan Documents shall be deemed cumulative, and Administrative Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law. No exercise by Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or any Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No delay by Administrative Agent or any Lender shall constitute a waiver, election or acquiescence by Administrative Agent or such Lender in any failure by any Borrower, any other Obligor strictly to comply with its obligations under the Loan Documents.

SECTION 9.GUARANTY

9.1Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by each Guarantor pursuant to this Section 9 shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any Taxes.
9.2Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Guarantor, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by any Guarantor of the Obligations, (e) all suretyship defenses and (f) any defense arising by any lack of capacity or authority or any other defense of any Borrower or any other Guarantor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations.
9.3No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

9.4Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of any Borrower, any other Guarantor or any other Person, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 9, irrespective of whether any action is brought against any Borrower or any other Guarantor or other Persons or whether any Borrower, any other Guarantor or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Administrative Agent or any Lender to any security held for payment of the any Obligations or to any balance of any Deposit Account or credit on the books of Administrative Agent or any Lender in favor of any Borrower, any other Guarantor or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Administrative Agent’s or any Lender’s right to proceed in any other form of action or proceeding or against any other Person unless Administrative Agent or such Lender has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Administrative Agent or any Lender against any Borrower, any other Guarantor or any other Person under any document evidencing or securing Indebtedness or any other obligation of any Borrower or any other Guarantor shall diminish the liability of any Guarantor hereunder, except to the extent Administrative Agent or such Lender receives actual payment on account of the Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of such Guarantor in respect of any Borrower, any other Guarantor or any other Person.
9.5Indemnity. As an original and independent obligation under this Agreement, each Guarantor shall, jointly and severally, with the other Guarantors, (a) indemnify Administrative Agent and each Lender and keep Administrative Agent and each Lender indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against any Borrower (including all legal and other costs, charges and expenses incurred by Administrative Agent and each Lender, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Agreement and the other Loan Documents), and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Administrative Agent or any Lender has attempted to enforce any rights against any Borrower or any other Person or otherwise.
9.6Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of the Obligations, any other Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:
(a)any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise;
(b)any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)the failure of Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any Guarantor or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;
(d)any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of obligation (whether due or not) of any Borrower or any Guarantor to creditors of any Borrower or any Guarantor other than any Borrower or any Guarantor;
(e)any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Borrower or any Guarantor; and
(f)any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder or the obligations of any Guarantor, or a defense to, or discharge of, any Borrower, any Guarantor or any other Person or party hereto or the Obligations or otherwise with respect to the Loans or other financial accommodations to any Borrower pursuant to this Agreement or the other Loan Documents.
9.7Waiver of Notice. Each Secured Creditor shall have the right to do any of the above without notice to or the consent of Guarantors and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to the Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor that might arise as a result of such actions.
9.8Secured Creditors’ Discretion. Subject to Section 10.11, each Secured Creditor may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.
9.9	Reinstatement.
(a)The provisions of this Section 9 shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by it in payment or on account of any of the Obligations and it repays all or part of said amount for any reason whatsoever, including by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Borrower or any other Obligor); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and such Guarantor shall be and remain liable to Administrative Agent or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).
(b)No Secured Creditor shall be required to marshal any assets in favor of any Guarantor, or against or in payment of any Obligations.
(c)No Guarantor shall be entitled to claim against any present or future security held by any Secured Creditor from any Person for the Obligations in priority to or equally with any claim of such Secured Creditor, or assert any claim for any liability of any Borrower or any other Guarantor to such Guarantor, in priority to or equally with claims of any Secured Creditor for the Obligations, and Guarantors shall not be entitled to compete with any Secured Creditor with respect to, or to advance any equal or prior claim to any security held by any Secured Creditor for the Obligations.

(d)If any Borrower or any Guarantor makes any payment to any Secured Creditor, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.
(e)All present and future monies payable by any Borrower to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Administrative Agent, for the benefit of Secured Creditors, as security for the liability of such Guarantor to Administrative Agent and Lenders hereunder and are postponed and subordinated to Secured Creditors’ prior right to payment in full of Obligations. All monies received by any Guarantor from any Borrower or any other Guarantor shall be held by such Guarantor as agent and trustee for Secured Creditors. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.
(f)Each Borrower and each Guarantor acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Administrative Agent. Each Borrower and each Guarantor agree to give full effect to the provisions hereof.
9.10Action Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent or Lenders may, without notice to or demand upon any Borrower, any Guarantor or any other Person, declare any obligations of any Guarantor under this Section 9 immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor under this Section 9. Upon such declaration by Administrative Agent or Lenders, Administrative Agent and Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other Indebtedness or other liabilities at any time owing by Administrative Agent or Lenders to or for the credit or the account of such Guarantor against any and all of the obligations of such Guarantor now or hereafter existing hereunder, whether or not Administrative Agent or Lenders shall have made any demand hereunder against any Borrower or any other Person and although such obligations may be contingent and unmatured. The rights of Administrative Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Administrative Agent and Lenders may have. Upon such declaration by Lenders, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of each Guarantor against any Borrower or any other Guarantors (for purposes of this Section 9.10, the “Claims”), each Secured Creditor shall have the full right on the part of such Secured Creditor in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, each Secured Creditor and each of its officers being hereby irrevocably constituted attorneys-in- fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of such Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Secured Creditors and will pay to Secured Creditors forthwith upon receipt thereof any amounts which such Guarantor may receive from any Borrower or any other Guarantor on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to Administrative Agent, or if payable to such Guarantor, shall forthwith be endorsed by such Guarantor to

Administrative Agent. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by such Guarantor.

9.11Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Borrower or any other Obligor or others (including any Lender) with respect to any of the Obligations shall, if the statute of limitations in favor of an Obligor against Administrative Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
9.12Interest. All amounts due, owing and unpaid from time to time by any Guarantor under this Section 9, to the extent such amounts do not otherwise include interest accruing on the outstanding Obligations to the date all such amounts are actually paid by such Obligor, shall bear interest at the interest rate then chargeable with respect to the Loans.
9.13Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents. Each Guarantor has made an independent investigation of each Borrower, each other Obligor and of the financial condition of each Borrower, each other Obligor. Neither Administrative Agent nor any Lender has made, and neither Administrative Agent nor any Lender does make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Borrower, any other Obligor, nor has Administrative Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Borrower or any other Obligor to which this Section 9 applies as specifically herein set forth, nor has Administrative Agent or any Lender or any officer, agent or employee of Administrative Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and each Guarantor expressly disclaims reliance on any such representations or warranties.
9.14Limitation of Liability. Each Guarantor, and, by its acceptance of the Guaranty hereunder, Administrative Agent and each Lender hereby confirm that it is the intention of all such Persons that the Guaranty hereunder and the Obligations of such Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the UFTA, the UFCA or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to the Guaranty hereunder and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, Administrative Agent and each Lender, by its acceptance of the Guaranty hereunder, and each Guarantor hereby irrevocably agree that the Obligations of Guarantor under the Guaranty hereunder at any time shall be limited to the maximum amount as will result in the Obligations of Guarantor under the Guaranty hereunder not constituting a fraudulent transfer or conveyance.
9.15	Subrogation, Contribution, Etc.
(a)To the extent that any Guarantor shall, under the Guaranty hereunder, make an Obligor’s Payment, then, without limiting its rights of subrogation against any Borrower, such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, the Contributing Parties in an amount, for each such Contributing Party, equal to a fraction of such Obligor’s Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties.
(b)The provisions of this Section 9.15 shall in no respect limit the obligations and liabilities of each Guarantor to Secured Creditors, and each Guarantor shall remain liable to Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

(c)Notwithstanding anything to the contrary in this Section 9.15 or otherwise, each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Guarantor may now or hereafter have against Borrowers or the other Guarantors or any other Person directly or contingently liable for the Obligations, or against or with respect to the property or any Borrower or any other Guarantor (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
9.16Termination. The provisions of this Section 9 shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

SECTION 10. ADMINISTRATIVE AGENT

10.1Appointment. Each Lender (and, if applicable, each other Secured Creditor) hereby appoints Chicago Atlantic as its Administrative Agent under and for purposes of each Loan Document and hereby authorizes Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Creditor) under each Loan Document and, in the absence of other written instructions from Lenders pursuant to the terms of the Loan Documents received from time to time by Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Creditor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Anything contained in any of the Loan Documents to the contrary notwithstanding, Administrative Agent, each other Secured Creditor and each Obligor hereby agree that (a) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement or any other Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Secured Creditors in accordance with the terms hereof, and all powers, rights and remedies under the Loan Documents may be exercised solely by Administrative Agent, and (b) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Creditor) as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale or other disposition.
10.2Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
10.3Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (b) responsible in any manner to any Lender or any other Secured Creditor for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Obligor or other Person to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor. Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as directed in writing by the Required Lenders (or such other number or percentage of Lenders as provided for herein or in the other Loan Documents); provided, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable requirement of law, and provided further that Administrative Agent shall use commercially reasonable efforts to promptly respond to requests from Borrowers for its consent to matters requiring its consent hereunder or otherwise related to the Loan Documents.

10.4Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Obligors), independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Loans and all other Secured Creditors.
10.5Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as Administrative Agent shall deem advisable in the best interests of Secured Creditors.
10.6Non-Reliance on Administrative Agent and other Lenders. Each Lender (and, if applicable, each other Secured Creditor) expressly acknowledges that neither Administrative Agent, nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by Administrative Agent hereafter taken, including any review of the affairs of an Obligor or any Affiliate of an Obligor, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or any other Secured Creditor. Each Lender (and, if applicable, each other Secured Creditor) represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender or any other Secured Creditor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Obligors and their Affiliates and made its own decision to make its Loans hereunder. Each Lender (and, if applicable, each other Secured Creditor) also represents that it will, independently and without reliance upon Administrative Agent or any other Lender or any other Secured Creditor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Obligors and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Creditor with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Obligor or any Affiliate of an Obligor that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

10.7Indemnification. Lenders agree to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by Obligors and without limiting the obligation of Obligors to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of, the Loan Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from Administrative Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.
10.8Administrative Agent in Its Individual Capacity. Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor as though Administrative Agent were not Administrative Agent. With respect to its Loans made or renewed by it, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender”, “Lenders”, “Secured Creditor” and “Secured Creditors” shall include Administrative Agent in its individual capacity.
10.9Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 20 days’ notice to Lenders and Borrowers. If Administrative Agent shall resign as Administrative Agent in its applicable capacity under this Agreement and the other Loan Documents, then

Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent in its applicable capacity, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as Administrative Agent in its applicable capacity by the date that is 20 days following such retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, Chicago Atlantic may resign as Administrative Agent, and choose a successor for such capacity, without notice to, or the consent of, Lenders (including Required Lenders) if such successor is an Affiliate of Chicago Atlantic.

10.10Administrative Agent Generally. Except as expressly set forth herein, Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.
10.11	Restrictions on Actions by Secured Creditors; Sharing of Payments.
(a)Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Obligor or any of their respective Subsidiaries or any deposit accounts of any Obligor or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each Lender further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Obligor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)Subject to Section 11.19, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s pro rata share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among Lenders in accordance with their pro rata shares; provided that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
(c)The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Creditor that is not Administrative Agent or a Lender as long as, by accepting such benefits, such Secured Creditor agrees, as among Administrative Agent and all other Secured Creditors, that such Secured Creditor is bound by

(and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 10, including Sections 10.11(a) and 10.11(b), and the decisions and actions of Administrative Agent and Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) except as set forth specifically herein, Administrative Agent and each Lender shall be entitled to act in its discretion, without regard to the interest of such Secured Creditor, regardless of whether any Obligation to such Secured Creditor thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Creditor or any such Obligation and (ii) except as specifically set forth herein, such Secured Creditor shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

(d)Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower, any other Obligor at such time, where such payment is a Rescindable Amount, then in any such event, such Lender receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
10.12	Collateral.
(a)Administrative Agent hereby appoints each other Secured Creditor as its agent and as sub-agent for the other Secured Creditors (and each Secured Creditor hereby accepts such appointment) for the purpose of perfecting all Liens with respect to the Collateral, including with respect to assets which, in accordance with Article 8 or Article 9, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Creditor obtain possession or control of any such Collateral, such Secured Creditor shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent and take such other actions as agent or sub-agent in accordance with Administrative Agent’s instructions to the extent, and only to the extent, so authorized or directed by Administrative Agent.
(b)Each Secured Creditor acknowledges that the Loans, all other Obligations and all interest, fees and expenses hereunder constitute one indebtedness, secured by all of the Collateral. Each Lender hereby directs, in accordance with the terms of this Agreement and the other Loan Documents, as applicable, Administrative Agent to release any Lien held by Administrative Agent in connection with this Agreement and the other Loan Documents against all of the Collateral upon the payment in full of the Obligations and termination of this Agreement.
(c)Each Lender hereby directs Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.12 promptly upon the effectiveness of any such release. Upon request by Administrative Agent at any time, Lenders will confirm in writing

Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.12.

10.13	Enforcement by Administrative Agent.
(a)All rights of action under this Agreement, the Notes and the other Loan Documents shall be instituted, maintained, pursued or enforced by Administrative Agent. Any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in Administrative Agent’s name without the necessity of joining any of the other Lenders. In any event, the recovery of any judgment by Administrative Agent shall be for the ratable benefit of all Secured Creditors, subject to the reimbursement of expenses and costs of Administrative Agent.
(b)Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent, its agents, financial advisors and counsel) and the other Secured Creditors hereunder allowed in any judicial proceedings relative to any Obligor, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims, and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due to Administrative Agent for the reasonable compensation, expenses, disbursements and advances of Administrative Agent, its agents, financial advisors and counsel, and any other amounts due Administrative Agent under this Agreement or any other Loan Document. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting this Agreement or any other Loan Document, or the rights of any holder thereof, or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.14Obligors Not Beneficiaries. The provisions of this Section 10 are solely for the benefit of Administrative Agent and Lenders, may not be enforced by any Obligor, and may be modified or waived without the approval or consent of any Obligor.
10.15Intercreditor and Subordination Agreements. Lenders hereby (a) authorize Administrative Agent to execute and deliver any intercreditor agreement or subordination agreement on behalf of Administrative Agent and Lenders and to perform its obligations thereunder and (b) agree to be bound by the provisions of such documents.

SECTION 11. GENERAL PROVISIONS

11.1Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared, in accordance with GAAP or, for any period prior to Fiscal Year 2023, IFRS, as applicable to an Obligor, applied on a basis consistent with the most recent audited financial statements of Obligors and their respective Subsidiaries delivered to Lenders prior to the Signing Date and using the same method for inventory valuation as used in such financial statements, except for any changes required by GAAP or IFRS, as applicable. From and after Fiscal Year 2023, all determinations and reporting that are permitted initially to be made in accordance with GAAP or IFRS shall be made in accordance with GAAP.
11.2Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. References in this Agreement to “Preamble”, “Recital”, “Sections”, “Schedules” or “Exhibits” shall be to the Preamble, Recitals, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. All references in this Agreement or any other Loan Document to statutes shall include all amendments of same and implementing regulations and any successor or replacement statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof; to any Person means and includes the successors and permitted assigns of such Person; to “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; or to the time of day means the time of day on the day in question in Chicago, Illinois, unless otherwise expressly provided in such Loan Document. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, with respect to any Default, is cured within any period of cure expressly provided in this Agreement. All references in any Loan Document to the consent, discretion, or satisfaction of, acceptability to or approval by Administrative Agent or any Lender shall be deemed to mean the consent, discretion or satisfaction of, acceptability to or approval by Administrative Agent or such Lender in its sole and absolute discretion, except as otherwise expressly provided in the applicable Loan Document.

11.3Power of Attorney. Each Obligor hereby irrevocably makes, constitutes and appoints each Secured Creditor (and any of such Secured Creditor’s officers, employees or agents designated by such Secured Creditor), with full power of substitution, as such Person’s true and lawful attorney, in such Person’s name: (a) after the occurrence of an Event of Default and during the continuation thereof, to endorse such Person’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Administrative Agent’s or any Lender’s possession; (b) after the occurrence of an Event of Default and during the continuation thereof, to sign such Person’s name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any Account invoice or bill of lading; (c) to send requests for verification of Accounts, and to contact Account Debtors in any other manner to verify the Accounts; (d) after the occurrence of an Event of Default and during the continuation thereof, to notify the post office authorities to change the address for delivery of such Person’s mail to any address designated by Lenders, to receive and open all mail addressed to such Person, and to retain all mail relating to the Collateral and forward, within 10 Business Days of any Secured Creditor’s receipt thereof, all other mail to such Person; and (e) to do all other things necessary or advisable to accomplish the purposes of this Agreement or the other Loan Documents. The foregoing power of attorney, being coupled with an interest, is irrevocable so long as any Obligations are outstanding. Each Obligor ratifies and approves all acts of the attorney. None of Administrative Agent, any Lender or their employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law except for gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.
11.4Notices and Communications. All notices, requests and other communications to or upon a party hereto shall be in writing (including electronic mail transmission or similar writing) and shall be given to such party at the physical address or electronic mailing address set forth in below or at such other physical address or electronic mailing address as such party may hereafter specify for the purpose of notice to Administrative Agent, Lenders and Obligors in accordance with the provisions of this Section 11.4:

If to Obligors:Deep Roots Aria Acqco, Inc.

195 Willis Carrier Canyon

with a copy to (not to

Mesquite, Nevada 89027 Attention: Keith Capurro, CEO

E-mail: keith.capurro@deeprootsharvest.com

Constitute service:	Deep Roots Holdings, Inc. 195 Willis Carrier Canyon Mesquite, Nevada 89027

Attention: Brian Pick, Chief Legal Officer E-mail: brian.pick@deeprootsharvest.com

If to Administrative Agent or

Lender:Chicago Atlantic Admin, LLC

420 North Wabash Avenue, Suite 500

Chicago, Illinois 60611 Attention: Loan Department

E-mail: reporting@chicagoatlantic.com

with a copy to (not to constitute

service):Much Shelist P.C.

191 N. Wacker Dr. Suite 1800

Chicago, Illinois 60606 Attention: Mitchell Roth

E-mail: mroth@muchlaw.com

Each such notice, request or other communication shall be effective (a) if given by mail, three Business Days after such communication is deposited in the U.S. Mail with first class postage pre-paid, addressed to the noticed party at the address specified herein, (b) if by nationally recognized overnight courier, when delivered with receipt acknowledged in writing by the noticed party, (c) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party or (d) if given by electronic mail, unless Administrative Agent or any Lender otherwise prescribes, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, however, that if such electronic mail is not sent during the normal business hours of the recipient, such electronic mail shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

11.5Performance of Obligors’ Obligations. If any Obligor shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Administrative Agent or any Lender may, in its discretion at any time, for Borrowers’ account and at Borrowers’ expense, pay any amount or do any act required of any Obligor hereunder or under any of the other Loan Documents or otherwise lawfully requested by Administrative Agent or such Lender. All costs and expenses incurred by Administrative Agent or any Lender in connection with the taking of any such action shall be reimbursed to Administrative Agent or any Lender by Borrowers on demand with interest at the Default Rate from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by Administrative Agent or any Lender under this Section 11.5 shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to the right of Administrative Agent or any Lender to proceed thereafter as provided herein or in any of the other Loan Documents.

11.6	Successors and Assigns.
(a)This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, that none of Obligors may assign this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder without Lenders’ prior written consent and any prohibited assignment shall be absolutely void. Any Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents, without the consent of any Obligor; provided, however, that the consent of Administrative Agent shall be obtained prior to any such action (unless such Lender is an Affiliate of Administrative Agent), which consent shall not be unreasonably withheld, and provided further however, that notwithstanding the foregoing or anything to the contrary herein, neither Administrative Agent nor any Lender shall be permitted to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations or the Loan Documents to any Ineligible Lender (unless there is then a continuing Event of Default in which case a sale, assignment, transfer, negotiation or participation shall be permitted to a Person that is an “Ineligible Lender” solely under clause
(b)	of the definition thereof).

(b)   Nothing herein is intended to prevent, impair, limit or otherwise restrict the ability of a Lender to collaterally assign or pledge all or any portion of its interests in the Loans and the other rights and benefits under the Loan Documents to an unaffiliated third party lender of such Lender (each such Person, a “Collateral Assignee”); provided that unless and until Borrowers receive notification from a Collateral Assignee of such assignment directing payments to be made to such Collateral Assignee, any payment made by Borrowers for the benefit of such Lender in accordance with the terms of the Loan Documents shall satisfy Borrowers’ obligations thereunder to the extent of such payment. Borrowers hereby acknowledge that the Lenders and their Affiliates may pledge the Loans as collateral security for loans to the Lenders or their Affiliates. Borrowers shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect such pledges at the sole cost and expense of such Lender. Any such Collateral Assignee, upon foreclosure of its security interests in the Loans pursuant to the terms of such assignment and in accordance with applicable law, shall succeed to all the interests of or shall be deemed to be a Lender, with all the rights and benefits afforded thereby, and such transfer shall not be deemed to be a transfer for purposes of and otherwise subject to the provisions of this Section 11.6. Notwithstanding the foregoing, Lender shall remain responsible for all obligations and liabilities arising hereunder or under any other Loan Document, and, except as otherwise expressly set forth in any applicable pledge or assignment, nothing herein is intended or shall be construed to impose any obligations upon or constitute an assumption by a Collateral Assignee thereof.

11.7General Indemnity. Each Obligor hereby agrees, jointly and severally, to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees under any Environmental Laws or with respect to any Environmental Liability of any Obligor. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Administrative Agent or Lenders, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Administrative Agent, any Lender, any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Obligors shall pay (or shall promptly reimburse Administrative Agent or such Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.

The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a result of its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of each Obligor with respect to each indemnity given by it in this Agreement or any of the other Loan Documents in favor of Administrative Agent and each Lender shall survive the payment in full of the Obligations and termination of the Loan Documents.

11.8Credit Inquiries. Each Obligor hereby authorizes Administrative Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or any Subsidiary thereof.
11.9Survival of Representations. All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of any Note and shall continue in full force and effect until the full and final payment and performance of the Obligations and the termination of the Loan Documents.
11.10Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
11.11Indulgences Not Waivers. The failure by Administrative Agent or any Lender at any time or times to require strict performance by each Obligor of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Administrative Agent or any Lender thereafter to demand strict compliance and performance with such provision.
11.12	Modification.
(a)Other than any confidentiality and nondisclosure agreements entered into by the parties hereto, this Agreement and the other Loan Documents, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.
(b)Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.12. Required Lenders may, or, with the prior written consent of Required Lenders, Administrative Agent may, from time to time, enter into with the relevant Obligors written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or Obligors hereunder or thereunder, waive, on such terms and conditions as Required Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences or consent to any acts or omissions of Obligors hereunder or under any other Loan Document that, but for such consent, would constitute a Default or Event of Default hereunder or thereunder; provided that no such waiver, amendment, supplement, modification, consent or waiver shall directly or indirectly:
(A)(A) reduce or forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (provided that only the consent of Required Lenders shall be necessary to waive any obligation of Borrowers to pay interest at the Default Rate or amend Section 2.5(b)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), in each case without the written consent of each Lender directly and adversely affected thereby;

(B)amend or modify any provisions of Section 2.4(c) or 2.4(d) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender;
(C)amend, modify or waive any provision of this Section 11.12 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Obligor of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.1 or 7.4(b)), in each case without the written consent of each Lender directly and adversely affected thereby;
(D)increase the aggregate amount of any Loan Commitment of any Lender without the consent of such Lender;
(E)amend, modify or waive any provision of Section 10 without the written consent of the then-current Administrative Agent; or
(F)release (A) any Borrower, (B) all or substantially all Guarantors under Section 9 (except as expressly permitted by Section 9), or (C) any Liens in favor of Administrative Agent or Lenders on all or substantially all of the Collateral under the Loan Documents (except as expressly permitted thereby and in Section 10.12), in each case without the prior written consent of each Lender; and

provided, further, that notwithstanding anything to the contrary herein, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow an Obligor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.13	Counterparts.
(a)This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to Administrative Agent by facsimile transmission, electronic transmission or physical delivery. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto or to any other Loan Document shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
(b)The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce

Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.14Governing Law; Consent to Forum. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents. Each Obligor hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Illinois or any state or superior court sitting in the City of Chicago, Cook County, Illinois, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and each Obligor irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Administrative Agent and each Lender reserves the right to bring proceedings against any Obligor in the courts of any other jurisdiction. Nothing in this Agreement or any other Loan Document shall be deemed or operate to affect the right of Administrative Agent or any Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Administrative Agent or such Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement or any other Loan Document to enforce same in any other appropriate forum or jurisdiction.
11.15	Waiver of Jury Trial and other Certain Rights.
(a)To the fullest extent permitted by applicable law, the parties hereto each hereby waive the right to trial by jury in any action, suit, counterclaim, crossclaim or proceeding arising out of or related to this Agreement, any of the other Loan Documents, the Obligations or the Collateral or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party with respect thereto. Each Obligor acknowledges and agrees that the foregoing waivers are a material inducement to Administrative Agent and Lenders to enter into and accept this Agreement. Each Obligor has reviewed the foregoing waivers with their respective legal counsel and have knowingly and voluntarily waived their respective jury trial rights following consultation with such legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. This Section 11.15 shall not restrict a party from exercising remedies under the UCC or from exercising pre-judgment remedies under applicable law.
(b)To the fullest extent permitted by applicable law, each Obligor hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Administrative Agent or any Lender to exercise any of such Person’s self-help or judicial remedies to obtain possession of any of the Collateral; (ii) any claim against Administrative Agent or any Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Administrative Agent or any Lender or the use of any proceeds of any loans; and (iii) notice of acceptance of this Agreement by Administrative Agent or any Lender.
11.16Additional Waivers. The rights and remedies of Administrative Agent and each Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver or indulgence granted by Administrative Agent or any Lender shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Administrative Agent or any Lender at variance with the terms of this Agreement or any other Loan

Document such as to require further notice by Administrative Agent or any Lender of Administrative Agent’s or such Lender’s intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of each of Administrative Agent and Lenders, in its discretion, to exercise any rights available to it under this Agreement, under the other Loan Documents or under applicable law.

11.17No Third-Party Beneficiaries. Neither (a) any stockholder or owner of any other Equity Interest in any Obligor, (b) any employee or creditor of any Obligor (other than Administrative Agent, Lenders and their respective Affiliates), nor (c) any other Person claiming by or through any Obligor shall be entitled to rely on this Agreement or any other Loan Document or have any rights, remedies or claims against Administrative Agent, any Lender or any Affiliate thereof under or in connection with this Agreement or any other Loan Document.
11.18Pledge of Loans. Each Obligor hereby acknowledges that Administrative Agent, each Lender and their respective Affiliates may pledge the Loans or its rights under any Loan Document as collateral security for loans to Lenders or their Affiliates. Obligors shall, to the extent commercially reasonable, cooperate with Lenders and their Affiliates to effect such pledges at the sole cost and expense of such Lender. Notwithstanding the foregoing, no pledge shall release the Lender party thereto from any of its obligations hereunder.
11.19	Adjustments; Set-off.
(a)If any Lender (each, a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The foregoing provisions of this Section 11.19 shall not apply to payments made and applied in accordance with the terms of this Agreement and the other Loan Documents.
(b)After the occurrence and during the continuance of an Event of Default, to the extent consented to by Administrative Agent, in addition to any rights and remedies of Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any other Obligor, any such notice being expressly waived by Obligors to the extent permitted by applicable law, upon any amount becoming due and payable by any Obligor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposit accounts that consist of cash collateral subject to Permitted Liens), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Obligor, as the case may be. Each Lender agrees promptly to notify Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
11.20Time is of the Essence. Time is of the essence of this Agreement and the other Loan Documents.

11.21Reviewed by Attorneys. Each Obligor represents and warrants that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery hereof, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss the same with, such attorneys and other persons as such Obligor may wish, (c) has exercised independent judgment with respect to this Agreement and the other Loan Documents, (d) has not relied on any Secured Creditor or on any Secured Creditor’s counsel for any advice with respect to this Agreement or the other Loan Documents and (e) has entered into this Agreement of its own free will and accord and without threat, duress or other coercion of any kind by any Person. Each Obligor acknowledges and agrees that this Agreement shall not be construed more favorably in favor of any Obligor, on the one hand, or any Secured Creditor, on the other hand, based upon which party drafted the same, it being acknowledged that Secured Creditors, Obligors contributed substantially to the negotiation and preparation of this Agreement.
11.22PATRIOT Act. Each Lender hereby notifies each Obligor that it may be required to obtain, verify and record information that identifies each Obligor pursuant to the requirements of the PATRIOT Act, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the PATRIOT Act.
11.23Cannabis Laws. The parties acknowledge that although certain US State Cannabis Laws have legalized the cultivation, distribution, sale and possession of cannabis and related products, (a) the nature and scope of US Federal Cannabis Laws may result in circumstances where activities permitted under US State Cannabis Laws may contravene US Federal Cannabis Laws, and (b) engagement in Restricted Cannabis Activities may also contravene US Federal Cannabis Laws. Accordingly, for the purpose hereof, each representation, covenant and other provision hereof relating to compliance with applicable law will be subject to the following qualifications: (x) engagement in any activity that is permitted by US State Cannabis Laws but contravenes US Federal Cannabis Laws, and in respect of which the applicable Governmental Authorities have agreed, adopted a policy or are bound by applicable law (e.g., the proposed Secure and Fair Enforcement (SAFE) Banking Act (H.R. 1595) and the proposed Clarifying Law Around Insurance of Marijuana (CLAIM) Act (H.R. 4074 and Senate Bill 2201)), to forego or otherwise suspend prosecution and enforcement of, or have otherwise elected not to prosecute or enforce against businesses or operations which are in compliance with US State Cannabis Laws, such US Federal Cannabis Laws will not, in and of itself, be deemed to be non-compliance with applicable law; (y) engagement in any Restricted Cannabis Activity will be deemed to be non-compliance with applicable law; and (z) if any Change in Law results in the business activities of any Obligor becoming Restricted Cannabis Activities, such Change in Law will be deemed to have had a Material Adverse Effect.
11.24Publicity. Each Obligor expressly consents to the disclosure of the existence of this Agreement, information about this Agreement, and the publication by Administrative Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any electronic transmission or dissemination on the Internet) relating to the financing transactions contemplated by this Agreement and the other Loan Documents, including using such Obligor’s name, product photographs, logos and/or trademarks.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BORROWERS:

DEEP ROOTS HARVEST, INC.

By: /s/

Name:

Title:

DEEP ROOTS ARIA ACQCO, INC.

By: /s/

Name:

Title:

DEEP ROOTS PROPERTIES, LLC

By: /s/

Name:

Title:

DEEP ROOTS OPERATING, INC.

By: /s/

Name:

Title:

PARENT:

DEEP ROOTS HOLDINGS, INC.

By: /s/ Keith Capurro

Name: Keith Capurro

Title: CEO/President

Loan and Security Agreement

ADMINISTRATIVE AGENT AND LENDERS:

CHICAGO ATLANTIC ADMIN, LLC,

as Administrative Agent

By: /s/ David Kite

Name: David A. Kite

Title: Authorized Person

CHICAGO ATLANTIC LINCOLN, LLC,

as a Lender

By: /s/ David Kite

Name: David Kite

Title: Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC,

as a Lender

By: /s/ David Kite

Name: David Kite

Title: Authorized Person

Loan and Security Agreement